Exhibit 10(a)

EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

Dated as of December 27, 2002

Among

LEGACY RECEIVABLES LLC

as the Seller

and

CIESCO L.P.

and

CORPORATE ASSET FUNDING COMPANY, INC.

as the Investors

and

CITIBANK, N.A.

as a Bank

and

CITICORP NORTH AMERICA, INC.

as the Agent

and

ELECTRONIC DATA SYSTEMS CORPORATION

and

EDS INFORMATION SERVICES L.L.C.

as the Collection Agent

and the Originator

- i -

- ii -

SCHEDULES

SCHEDULE I	—	Lock-Box Banks
SCHEDULE II	—	Credit and Collection Policy
SCHEDULE III	—	Excluded Contracts and Excluded Receivables

ANNEXES

ANNEX A	—	Form of Seller Report
ANNEX B-1	—	Form of Lock-Box Agreement (Bank of America)
ANNEX B-2	—	Form of Lock-Box Agreement (All Banks)
ANNEX C	—	Form of Opinion of Counsel to the Seller
ANNEX D	—	Form of Assignment and Acceptance
ANNEX E	—	Form of Funds Transfer Letter
ANNEX F-1	—	Form of Undertaking (Collection Agent and Accountholder)
ANNEX F-2	—	Form of Undertaking (Originator)

- iii -

RECEIVABLES

PURCHASE AGREEMENT

Dated as of December 27, 2002

LEGACY RECEIVABLES LLC, a Delaware limited liability company (the “Seller”), CORPORATE ASSET FUNDING COMPANY, INC., a Delaware corporation, and CIESCO L.P., a New York limited partnership, CITIBANK, N.A., CITICORP NORTH AMERICA, INC., a Delaware corporation (“CNAI”), as agent (the “Agent”) for the Investors and the Banks (each as defined herein), ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation (“EDS”), and EDS INFORMATION SERVICES L.L.C., a Delaware limited liability company (“EIS”), as Collection Agent and Originator, agree as follows:

PRELIMINARY STATEMENT

The Seller has acquired, and may continue to acquire, Receivables from the Originator (as hereinafter defined), either by purchase or by contribution to the capital of the Seller, as determined from time to time by the Seller and the Originator. The Seller is prepared to sell undivided fractional ownership interests (referred to herein as “Receivable Interests”) in the Receivables. Each of CAFCO and CIESCO may, in their sole discretion, purchase such Receivable Interests, and the Banks are prepared to purchase such Receivable Interests, in each case on the terms set forth herein. Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Eurodollar Rate” means, for any Fixed Period, an interest rate per annum equal to the rate per annum obtained by dividing (i) the Eurodollar Rate for such Fixed Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Fixed Period.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement.

“Affected Person” has the meaning specified in Section 2.08(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or executive officer of such Person.

“Affiliated Obligor” means any Obligor that is an Affiliate of another Obligor.

“Agent’s Account” means the special account (account number 40636695) of the Agent maintained at the office of Citibank at 399 Park Avenue, New York, New York, ABA No. 021-000-089.

“Aggregate Purchase Limit” means $500,000,000, as such amount may be reduced pursuant to Section 2.01(b) and Section 2.01(c). References to the unused portion of the Aggregate Purchase Limit shall mean, at any time, the Aggregate Purchase Limit, as then reduced pursuant to Section 2.01(b), minus the then outstanding Capital of Receivable Interests under this Agreement.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(i)  the rate of interest announced publicly by Citibank in New York, New York, from time to time as Citibank’s base rate;

(ii)  1/2 of one percent above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

(iii)  the Federal Funds Rate.

“Approved Government Contract” means a contract giving rise to U.S. Government Receivables; provided that the Collection Agent or the Seller shall have notified the Agent in writing that it wishes to include as Pool Receivables U.S. Government Receivables arising under such contract and shall have provided the Agent with a description of such contract and the Agent shall have approved such request; and provided, further, that an Approved Government Contract shall not include a special access program contract, sensitive compartmented information contract or other contract for which the United States Government has restricted disclosure of information regarding the existence or funding of the contract.

“Asset Purchase Agreement” means (i) in the case of any Bank other than Citibank, the asset purchase agreement entered into by such Bank concurrently with the Assignment and Acceptance pursuant to which it became party to this Agreement and (ii) in the case of Citibank, the secondary market agreement, asset purchase agreement or other similar liquidity agreement entered into by Citibank for the benefit of CAFCO or CIESCO, to the extent relating to the sale or transfer of interests in Receivable Interests.

“Assignee Rate” for any Fixed Period for any Receivable Interest means an interest rate per annum equal to the Eurodollar Rate for such Fixed Period plus 2.0% plus (at any time when an Event of Termination shall exist) 2.0%; provided, however, that in case of:

(i)  any Fixed Period on or prior to the first day of which an Investor or Bank shall have notified the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Investor or Bank to fund such Receivable Interest at the Assignee Rate set forth above (and such Investor or Bank shall not have subsequently notified the Agent that such circumstances no longer exist),

(ii)  any Fixed Period of one to (and including) 29 days (it being understood and agreed that this clause (ii) shall not be applicable to a Fixed Period for which Yield is to be computed by reference to the Eurodollar Rate that is intended to have a one-month duration but due solely to LIBOR interest period convention the duration thereof will be less than 30 days),

(iii)  any Fixed Period as to which the Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Fixed Period, that the related Receivable Interest will not be funded by CAFCO or CIESCO through the issuance of Promissory Notes, or

(iv)  any Fixed Period for a Receivable Interest the Capital of which allocated to the Investors or the Banks is less than $500,000,

the “Assignee Rate” for such Fixed Period shall be an interest rate per annum equal to the Alternate Base Rate in effect from time to time during such Fixed Period plus (at any time when an Event of Termination shall exist) 2.0%; provided further that the Agent and the Seller may agree in writing from time to time upon a different “Assignee Rate”.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Bank, an Eligible Assignee and the Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Annex D hereto.

“Assignment of Claims Act” means (i) 31 U.S.C. § 3727 and 41 U.S.C. § 15, in each case as amended and (ii) any rule, regulation or interpretation issued in conjunction therewith.

“Assignment of Claims Documents” means (i) a duly completed, fully executed, witnessed and notarized “Instrument of Assignment of Claims” in the form prescribed by the Assignment of Claims Act and (ii) a duly completed and fully executed (including the acknowledgment of the governmental contracting officer) “Notice of Assignment of Claims” in the form prescribed by the Assignment of Claims Act, in each case with such modifications as may be necessary or advisable to obtain approval of the relevant government agency.

“Average Maturity” means at any time that period of days equal to the average maturity of the Pool Receivables calculated by the Collection Agent in the then most recent Seller Report; provided if the Agent shall reasonably disagree with any such calculation, the Agent may recalculate such Average Maturity.

“Bank Commitment” of any Bank means, (i) with respect to Citibank, $500,000,000 or such amount as reduced or increased by any Assignment and Acceptance entered into between Citibank and other Banks; or (ii) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Bank Commitment, in each case as such amount may be reduced or increased by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee, and as may be further reduced (or terminated) pursuant to the next sentence. Subject to the provisions of Section 2.01(c), any reduction (or termination) of the Aggregate Purchase Limit pursuant to the terms of this Agreement shall reduce ratably (or, in the event the Aggregate Purchase Limit is terminated, terminate) each Bank’s Bank Commitment.

“Banks” means Citibank and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.03.

“Business Day” means any day on which (i) banks are not authorized or required to close in New York City, and (ii) if this definition of “Business Day” is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“CAFCO” means Corporate Asset Funding Company, Inc., a Delaware corporation, and any successor or assign of CAFCO that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“Capital” of any Receivable Interest means the original amount paid to the Seller for such Receivable Interest at the time of its purchase by CAFCO or CIESCO or a Bank pursuant to this Agreement, or such amount divided or combined in accordance with Section 2.07, in each case reduced from time to time by Collections distributed on account of such Capital pursuant to Section 2.04(d); provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“CIESCO” means CIESCO L.P., a New York limited partnership, and any successor or assign of CIESCO that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“Citibank” means Citibank, N.A., a national banking association.

“Collection Agent” means at any time the Person then authorized pursuant to Section 6.01 to administer and collect Pool Receivables.

“Collection Agent Fee” has the meaning specified in Section 2.05(a).

“Collection Delay Period” means 10 days or such other number of days as agreed between the Agent and the Seller.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and any Collection of such Receivable deemed to have been received pursuant to Section 2.04.

“Commitment Termination Date” means the earliest of (i) December 26, 2003, unless, prior to such date (or the date so extended pursuant to this clause), upon the Seller’s request, made not more than 90 nor less than 45 days prior to the then Commitment Termination Date, one or more Banks shall in their sole discretion consent, which consent shall be given not more than 30 days prior to the then Commitment Termination Date, to the extension of the Commitment Termination Date to a date occurring not more than 364 days after the then Commitment Termination Date and such Bank or Banks shall have or make Bank Commitments equal to 100% of the Aggregate Purchase Limit; provided, however, that any failure of any Bank to respond to the Seller’s request for such extension shall be deemed a denial of such request by such Bank, (ii) the Facility Termination Date, (iii) the date determined pursuant to Section 7.01, and (iv) the date the Aggregate Purchase Limit reduces to zero pursuant to Section 2.01(b).

“Concentration Account” means bank account no. 321-029461 at JPMorgan Chase Bank maintained by EPC.

“Concentration Limit” for any Obligor means (i) at any time that such Obligor’s Debt Rating is at least AA- by S&P and at least Aa3 by Moody’s, 36%, (ii) at any time that such Obligor’s Debt Rating is at least BBB- by S&P and at least Baa3 by Moody’s and clause (i) above is not applicable, 18%, (iii) at all other times, 9% (the percentage set forth in this clause (iii) being the “Normal Concentration Limit”); provided that in the case of an Obligor with any Affiliated Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor; provided, further, that in the case of an Obligor which is the United States government or any governmental department or agency of the United States, such Obligor shall be deemed to be an Affiliate of each other Obligor that is the United States government or any governmental department or agency of the United States for purposes of calculating the Concentration Limit for such Obligor; provided still further, that in the case of an Obligor which is a state or local government or a state or local governmental subdivision or agency of a state, such Obligor shall be deemed to be an Affiliate of each other Obligor that is a state or local governmental subdivision or agency of a state for the state in which such Obligor is located for purposes of calculating the Concentration Limit for such Obligor, unless the Debt Rating for such local government or local governmental subdivisions or agency is lower than the Debt Rating for the state in which it is located and falls within a range of Debt Ratings subject to a lower Concentration Limit percentage, in which case such local government or local governmental subdivision or agency shall not be deemed to be an Affiliate of such state and the Concentration Limit therefor will be such lower percentage set forth in clause (ii) or (iii) above for the applicable Debt Rating.

“Contract” means an agreement between the Originator and a customer of the Originator, EDS and a customer of EDS, or the Originator and EDS jointly and a joint customer, as the same may be amended, modified or restated from time to time, pursuant to or under which the Originator, EDS or the Originator and EDS jointly, as the case may be, shall be entitled to payment from such customer for merchandise sold or services rendered from time to time and which shall constitute all such agreements which are either (i) in force and effect on the date hereof except for those agreements identified as Excluded Contracts in Part I of Schedule III or (ii) entered into after the date hereof; provided, that the Seller shall have the right to exclude (A) agreements entered into after the date hereof that are (or are expected to be) subject to other financing arrangements by providing written notice to the Agent within 90 days after the execution of each such agreement (it being understood that if notice is provided after the execution of any such agreement, the Receivables Pool shall include the Receivables arising thereunder from and after the execution of such agreement until the receipt of such notice), and (B) agreements to which the Originator, EDS or the Originator and EDS jointly, as the case may be, are no longer parties after the divestiture of any such agreement in connection with the disposition by EDS or EIS of any portion of its business, by providing written notice to the Agent at least three Business Days prior to such divestiture, which notice, in the case of both clause (A) and clause (B), shall include an amended Schedule III listing all excluded agreements; provided, further, that (i) once an agreement becomes a Contract, it may thereafter cease to be a Contract only upon mutual agreement between the Seller and the Agent and (ii) once an agreement is excluded, it may thereafter become a Contract only upon mutual agreement between the Seller and the Agent.

“CP Fixed Period Date” means, for any Receivable Interest, the date of purchase of such Receivable Interest and thereafter the last day of each calendar month or any other day as shall have been agreed to in writing by the Agent and the Seller prior to the first day of such Fixed Period.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Seller in effect on the date of this Agreement and described in Schedule II hereto, as modified in compliance with this Agreement.

“Debarment” means any exclusion of the Originator or EDS, as the case may be, or the Seller from United States government contracting or subcontracting, by action of any authorized official, for a specified period of time pursuant to Federal Acquisition Regulation subpart 9.4 or any other provision of applicable law, rule or regulation.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

“Debt Rating” for any Person, means the rating by S&P or Moody’s of such Person’s long-term public senior unsecured non-credit enhanced debt.

“Default Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Originator Receivables that were Defaulted Receivables on such day or that would have been Defaulted Receivables on such day had they not been written off the books of the Originator, EDS or the Seller during such month by (ii) the aggregate Outstanding Balance of all Originator Receivables on such day.

“Defaulted Receivable” means an Originator Receivable:

(i)  as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment;

(ii)  as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or

(iii)  which, consistent with the Credit and Collection Policy, would be written off the Originator’s, EDS’ or the Seller’s books as uncollectible.

“Deferred Purchase Price” has the meaning specified in the Originator Purchase Agreement.

“Delinquency Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Originator Receivables that were Delinquent Receivables on such day by (ii) the aggregate Outstanding Balance of all Originator Receivables on such day.

“Delinquent Receivable” means an Originator Receivable that is not a Defaulted Receivable and:

(i)  as to which any payment, or part thereof, remains unpaid for more than 30 days but less than 61 days from the original due date for such payment; or

(ii)  which, consistent with the Credit and Collection Policy, would be classified as delinquent by the Originator, EDS or the Seller.

“Deposit Account Acknowledgment Agreement” means the letter agreement dated as of the date hereof from EPC to the Seller and the Agent pursuant to which EPC (i) acknowledges the transactions contemplated hereby and by the Originator Purchase Agreement; (ii) agrees that the Collections of Receivables in the relevant Lock-Box Accounts are solely the property of the Seller subject to a first priority perfected security interest in favor of the Agent and (iii) waives any right or interest it may have in such Collections, including any right of setoff.

“Diluted Receivable” means that portion (and only that portion) of any Originator Receivable by which the Originator Receivable is either (i) reduced or canceled as a result of (A) any defective, rejected or returned merchandise or services or any failure by the Originator or EDS, as the case may be, to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract, (B) any change in the terms of or cancellation of, a Contract or any cash discount, discount for quick payment or other adjustment by the Originator or EDS, as the case may be, which reduces the amount payable by the Obligor on the related Originator Receivable (except any such change or cancellation resulting from or relating to the financial inability to pay or insolvency of the Obligor of such Originator Receivable) or (C) any set-off by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Originator Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof), if such dispute, offset, counterclaim or defense remains unresolved for more than 60 days, but if within such 60 day period the Obligor thereof has held back payment on account thereof, then such portion of the Originator Receivable shall immediately constitute a Diluted Receivable; provided that Diluted Receivables are calculated assuming that all chargebacks are resolved in the Obligor’s favor.

“Dilution Horizon Factor” means, as of any date, a ratio computed by dividing (i) the aggregate original Outstanding Balance of all Originator Receivables created by the Originator and EDS during the two most recently ended calendar months by (ii) the Outstanding Balance of Originator Receivables

(other than Defaulted Receivables) as at the last day of the most recently ended calendar month.

“Dilution Percentage” means, as of any date, the product of (i) the sum of (A) the product of (x) two, multiplied by (y) the average of the Dilution Ratios for each of the twelve most recently ended calendar months, plus (B) the Dilution Volatility Ratio as at the last day of the most recently ended calendar month, multiplied by (ii) the Dilution Horizon Factor as of such date.

“Dilution Ratio” means, as of any date, the ratio (expressed as a percentage) computed for the most recently ended calendar month by dividing (i) the aggregate amount of Originator Receivables which became Diluted Receivables during such calendar month and remained Diluted Receivables at the end of such calendar month by (ii) the aggregate Outstanding Balance (in each case, at the time of creation) of all Originator Receivables created during the first calendar month immediately preceding such calendar month.

“Dilution Reserve” means, for any Receivable Interest on any date, an amount equal to:

DP x (C + YFR)

where:

DP	=	the Dilution Percentage for such Receivable Interest on such date.

C	=	the Capital of such Receivable Interest on such date.

YFR	=	the Yield and Fee Reserve for such Receivable Interest on such date.

“Dilution Volatility Ratio” means, as of any date, a ratio (expressed as a percentage) equal to the product of (i) the highest of the Dilution Ratios calculated for each of the 12 most recently ended calendar months minus the average of the Dilution Ratios for each of the 12 most recently ended calendar months, and (ii) a ratio calculated by dividing the highest of the Dilution Ratios calculated for each of the 12 most recently ended calendar months by the average of the Dilution Ratios for each of the 12 most recently ended calendar months.

“EDS Contribution Agreement” means the Contribution Agreement and Assignment, dated as of the date hereof, between EDS and EIS, as the same may be amended or restated from time to time, pursuant to which EIS will acquire Receivables, Related Security and Collections related thereto (or interests therein) from EDS by contribution to the capital of EIS.

“E-Mail Seller Report” has the meaning specified in Section 6.02(g).

“Eligible Assignee” means (i) CNAI or any of its Affiliates, (ii) any Person managed by Citibank, CNAI or any of their Affiliates, or (iii) any financial or other institution acceptable to the Agent to which, in the case of this clause (iii), the Seller shall consent, such consent not to be unreasonably withheld or delayed, provided that upon the occurrence of an Event of Termination, the Seller’s consent shall not be required.

“Eligible Receivable” means, at any time, a Receivable:

(i)  the Obligor of which is a United States resident, is not an Affiliate of any of the parties hereto, is not a state or local government or a state or local governmental subdivision or agency of the states of Hawaii, Minnesota, Montana, New Mexico or New York;

(ii)  the Obligor of which is not a U.S. Government Obligor, unless as to any U.S. Government Receivable (A) such Receivable is an obligation which constitutes the full faith and credit obligation of the United States, (B) such Receivable arises out of an Approved Government Contract and (C) the Collection Agent or the Seller shall have delivered to the Agent the Assignment of Claims Documents with respect to the Contract out of which such Receivable arises;

(iii)  which is not a Defaulted Receivable and, if the Obligor is one of the 20 Obligors whose Receivables then in the Receivables Pool have the greatest aggregate Outstanding Balances, such Obligor is not the Obligor of any Defaulted Receivables which in the aggregate constitute 10% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

(iv)  which, according to the Contract related thereto, is required to be paid in full within 60 days of the original billing date therefor;

(v)  which is an obligation representing all or part of the sales price of merchandise or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and the nature of which is such that its purchase with the proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

(vi)  which is an “account” within the meaning of Article 9 of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest;

(vii)  which is denominated and payable only in United States dollars in the United States;

(viii)  which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any Adverse Claim or any current, known dispute that could result in the reduction, cancellation, non-payment, adverse change in timing or other adverse change in the payment terms of such Receivable, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor);

(ix)  which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which none of the Seller, the Originator or EDS is in violation of any such law, rule or regulation in any material respect;

(x)  which arises under a Contract under which the rights to payment of the amounts owing thereunder by the Obligor may be legally transferred without the consent of the Obligor;

(xi)  which was generated in the ordinary course of the Originator’s and/or EDS’ business, as the case may be;

(xii)  which has not been extended, rewritten or otherwise modified from the original terms thereof (except as permitted by Section 6.02(c));

(xiii)  the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

(xiv)  which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent and the Seller may agree;

(xv)  as to which, at or prior to the later of the date of this Agreement and the date such Receivable is created, the Agent has not notified the Seller that such Receivable (or class of Receivables or Receivables due from designated Obligors) for credit reasons is no longer acceptable for purchase by CAFCO or CIESCO and the Banks hereunder; and

(xvi)  as to which the Originator or EDS, as the case may be, has satisfied and fully performed all obligations required to be fulfilled by it in order for the Obligor to be obligated to make payment thereunder and has rendered an invoice.

“EPC” means EDS Properties Corporation, a Delaware corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Fixed Period, an interest rate per annum equal to the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London Time) two Business Days before the first day of such Fixed Period in an amount substantially equal to the Capital associated with such Fixed

Period on such first day and for a period equal to such Fixed Period.

“Eurodollar Rate Reserve Percentage” of any Investor or Bank for any Fixed Period in respect of which Yield is computed by reference to the Eurodollar Rate means the reserve percentage applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor or Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Fixed Period.

“Event of Termination” has the meaning specified in Section 7.01.

“Facility Termination Date” means the earliest of (i) December 23, 2005, (ii) the date determined pursuant to Section 7.01,(iii) the date the Aggregate Purchase Limit reduces to zero pursuant to Section 2.01(b), or (iv) the Commitment Termination Date.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Agreement” has the meaning specified in Section 2.05(b).

“Fees” has the meaning specified in Section 2.05(b).

“Fixed Period” means, with respect to any Receivable Interest:

(a)  in the case of any Fixed Period in respect of which Yield is computed by reference to the Investor Rate, each successive period commencing on each CP Fixed Period Date for such Receivable Interest and ending on the next succeeding CP Fixed Period Date for such Receivable Interest; and

(b)  in the case of any Fixed Period in respect of which Yield is computed by reference to the Assignee Rate, each successive period of from one to and including 29 days, or a period of one month, as the Seller shall select and the Agent may approve on notice by the Seller received by the Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on (A) the day which occurs three Business Days before the first day of such Fixed Period (in the case of Fixed Periods in respect of which Yield is computed by reference to the Eurodollar Rate) or (B) the first day of such Fixed Period (in the case of Fixed Periods in respect of which Yield is computed by reference to the Alternate Base Rate), each such Fixed Period for such Receivable Interest to commence on the last day of the immediately preceding Fixed Period for such Receivable Interest (or, if there is no such Fixed Period, on the date of purchase of such Receivable Interest), except that if the Agent shall not have received such notice, or the Agent and the Seller shall not have so mutually agreed, before 11:00 A.M. (New York City time) on such day, such Fixed Period shall be one day;

provided, however, that:

(i)  any Fixed Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, if Yield in respect of such Fixed Period is computed by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day);

(ii)  in the case of any Fixed Period of one day, (A) if such Fixed Period is the initial Fixed Period for a

Receivable Interest, such Fixed Period shall be the day of the purchase of such Receivable Interest; (B) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (C) if such Fixed Period occurs on a day immediately preceding a day which is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day; and

(iii)  in the case of any Fixed Period for any Receivable Interest which commences before the Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each Fixed Period which commences on or after the Termination Date for such Receivable Interest shall be of such duration (including, without limitation, one day) as shall be selected by the Agent or, in the absence of any such selection, each period of thirty days from the last day of the immediately preceding Fixed Period.

“Funds Transfer Letter” means a letter in substantially the form of Annex E hereto executed and delivered by the Seller to the Agent, as the same may be amended or restated in accordance with the terms thereof.

“Incipient Bankruptcy Event of Termination” means an event under Section 7.01(g) that but for notice or lapse of time or both would constitute an Event of Termination.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indemnified Party” has the meaning specified in Section 9.01.

“Investor” means CAFCO, CIESCO and all other owners by assignment or otherwise of a Receivable Interest originally purchased by CAFCO or CIESCO and, to the extent contemplated by the fourth sentence of Section 10.03(e), shall include any Participants.

“Investor Purchase Limit” of any Investor means (i) with respect to CAFCO, $250,000,000 or such amount as reduced or increased by each assignment entered into between CAFCO and an Eligible Assignee pursuant to Section 10.03(a); or (ii) with respect to CIESCO, $250,000,000 or such amount as reduced or increased by each assignment entered into between CIESCO and an Eligible Assignee pursuant to Section 10.03(a); or (iii) with respect to an Investor that has entered into such an assignment, the amount set forth therein as its Investor Purchase Limit or such amount as reduced by each assignment entered into between such Investor and an Eligible Assignee, in each case as reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Aggregate Purchase Limit pursuant to the terms of this Agreement shall (unless otherwise agreed by all the Investors) reduce ratably (or, in the event the Aggregate Purchase Limit is terminated, terminate) each Investor’s Investor Purchase Limit.

“Investor Rate” for any Fixed Period for any Receivable Interest purchased by CAFCO or CIESCO means the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Investor from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those Promissory Notes issued by such Investor that are allocated, in whole or in part, by the Agent (on behalf of such Investor) to fund the purchase or maintenance of such Receivable Interest during such Fixed Period as determined by the Agent (on behalf of such Investor) and reported to the Seller and, if the Collection Agent is not the Seller, the Collection Agent, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such Promissory Notes, to the extent such commissions are allocated, in whole or in part, to such Promissory Notes by the Agent (on behalf of such Investor); provided, however, that (i) if any component of such rate is a discount rate, in calculating the “Investor Rate” for such Fixed Period the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; (ii) the Investor Rate with respect to Receivable Interests funded by Participants shall be the same rate as in effect from time to time on Receivable Interests or portions thereof that are not funded by a Participant; (iii) if all of the Receivable Interests maintained by such Investor are funded by Participants, then the Investor Rate shall be such Investor’s pool funding rate in effect from time to time for its largest size pool of transactions which settles monthly; and (iv) the per annum rate determined pursuant hereto shall be increased by 2.0% at any time when an Event of Termination shall exist.

“Liquidation Day” means, for any Receivable Interest, (i) each day during a Fixed Period for such Receivable Interest on which the conditions set forth in Section 3.02 are not satisfied or waived, and (ii) each day which occurs on or after the Termination Date for such Receivable Interest.

“Liquidation Fee” means, for (i) any Fixed Period for which Yield is computed by reference to the Investor Rate and a reduction of Capital is made for any reason (A) on any day other than a Settlement Date or (B) on a Settlement Date and with less than three Business Days’ prior written notice or (ii) any Fixed Period for which Yield is computed by reference to the Eurodollar Rate and a reduction of Capital is made for any reason on any day other than the last day of such Fixed Period, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Fixed Period pursuant to clause (iii) of the definition thereof) which would have accrued from the date of such repayment to the last day of such Fixed Period (or, in the case of clause (i) above, the maturity of the underlying commercial paper tranches) on the reductions of Capital of the Receivable Interest relating to such Fixed Period had such reductions remained as Capital, exceeds (B) the income, if any, received by the Investors or the Banks which hold such Receivable Interest from the investment of the proceeds of such reductions of Capital.

“Lock-Box Account” means a post office box administered by a Lock-Box Bank or an account maintained at a Lock-Box Bank, in each case for the purpose of receiving Collections.

“Lock-Box Agreements (All Banks)” means, collectively, the Lock-Box Agreements to be executed pursuant to Section 6.06(c), among EPC, as assigning accountholder, EIS, as Collection Agent, the Seller, the Agent and each of the Lock-Box Banks, substantially in the form of Annex B-2 hereto, as the same may be amended, modified or restated from time to time.

“Lock-Box Agreement (Bank of America)” means the Lock-Box Agreement dated as of the date hereof among EPC, as assigning accountholder, EIS, as Collection Agent, the Seller, the Agent and Bank of America, N.A., substantially in the form of Annex B-1 hereto, as the same may be amended, modified or restated from time to time.

“Lock-Box Agreements” means, collectively, the Lock-Box Agreement (Bank of America) and the Lock-Box Agreements (All Banks).

“Lock-Box Bank” means any of the banks holding one or more Lock-Box Accounts.

“Loss Horizon Factor” means, as of any date, a multiple computed by dividing (i) the aggregate Outstanding Balance (in each case, at the time of creation) of all Originator Receivables created by the Originator and EDS during the four most recently ended calendar months by (ii) the Outstanding Balance of Originator Receivables (other than Defaulted Receivables) as at the last day of the most recently ended calendar month.

“Loss Percentage” means, as of any date, the greatest of (i) the product of (A) two multiplied by (B) the Loss Horizon Factor as of the last day of the most recently ended calendar month multiplied by (C) the highest of the Loss Ratios for the twelve most recently ended calendar months, (ii) four times the Normal Concentration Limit and (iii) 10%.

“Loss Ratio” means, as of any date, the average of the ratios (each expressed as a percentage) for each of the three most recently ended calendar months computed for each such month by dividing (i) the sum of the aggregate Outstanding Balance of Originator Receivables which were 61-90 days past due (or otherwise would have been classified during such month as Defaulted Receivables in accordance with clause (ii) or (iii) of the definition of “Defaulted Receivables”) as at the last day of such month plus (without duplication) write-offs made prior to such 61 days during such month, by (ii) the aggregate Outstanding Balance (in each case, at the time of creation) of Originator Receivables created during the third preceding month.

“Loss Reserve” means, for any Receivable Interest on any date, an amount equal to:

LP x (C + YFR)

where:

LP	=	the Loss Percentage for such Receivable Interest on such date.

C	=	the Capital of such Receivable Interest at the close of business of the Collection Agent on such date.

YFR	=	the Yield and Fee Reserve for such Receivable Interest on such date.

“Loss-to-Liquidation Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Originator Receivables written off by the Originator, EDS or the Seller, as the case may be, or which should have been written off by the Originator, EDS or the Seller, in accordance with the Credit and Collection Policy, during the 12 calendar month period ending on such last day by (ii) the aggregate amount of Collections of Originator Receivables actually received during such period.

“Maximum Purchaser Interest” means (i) at any time when the Debt Rating of EDS is at least BBB+ by S&P and Baa1 by Moody’s, 97%, and (ii) at all other times, 94%.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Pool Balance” means at any time the Outstanding Balance of Eligible Receivables then in the Receivables Pool reduced, without duplication, by the sum of (i) the aggregate amount by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds the product of (A) the Concentration Limit for such Obligor multiplied by (B) the aggregate outstanding Capital of all Receivable Interests, (ii) the aggregate amount of Collections on hand at such time for payment on account of any Eligible Receivables, the Obligor of which has not been identified, (iii) the aggregate Outstanding Balance of all Eligible Receivables in respect of which any credit memo issued to the related Obligors by the Originator, EDS or the Seller is outstanding at such time but only to the extent deemed Collections have not been paid pursuant to Section 2.04(e)(i), (iv) the aggregate Outstanding Balance of Eligible Receivables which are U.S. Government Receivables if there shall have occurred disputes with U.S. Government Obligors relating to U.S. Government Receivables that could result in the reduction, cancellation, non-payment or adverse change in the payment terms of such Receivable constituting, in the aggregate for all such disputes with respect to at least two or more U.S. Government Obligors and 15% or more of the aggregate Outstanding Balance of all U.S. Government Receivables, (v) if the Debt Rating of EDS

is below BBB+ by S&P or below Baa1 by Moody’s, the sum of (A) the Tax Liability Offset plus (B) the Payable Offset for each of the 15 Obligors whose Receivables then in the Receivables Pool have the greatest aggregate Outstanding Balances,(vi) the amount by which (A) the aggregate Outstanding Balance of Eligible Receivables owed by a state or local government or a state or local governmental subdivision or agency of a state exceeds(B) 20% of all Eligible Receivables, and (vii) the amount by which the aggregate Outstanding Balance of Eligible Receivables representing the sales price of merchandise exceeds 10% of the Outstanding Balance of all Eligible Receivables.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Originator” means EIS.

“Originator Purchase Agreement” means the Purchase and Contribution Agreement dated as of the date of this Agreement between the Originator, as seller, and the Seller, as purchaser, as the same may be amended, modified or restated from time to time.

“Originator Receivable” means the indebtedness of any Obligor resulting from the provision or sale of merchandise or services by the Originator or EDS, or the Originator and EDS jointly, as the case may be, under a Contract (whether constituting an account, instrument, chattel paper or general intangible) as evidenced by an invoice or other statement that an amount is due and owing under such Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect to that indebtedness.

“Other Companies” means the Originator, EDS and all of their Subsidiaries except the Seller.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof. Sales or use tax and any other taxes, expense reimbursements, out-of-pocket expenses and other expenses which may be billed in connection with a Receivable are not included in the Outstanding Balance.

“Participant” shall have the meaning assigned to such term in Section 10.03(e).

“Payable Offset” means for any Obligor (other than an Obligor that is a state or local government or a state or local governmental subdivision or agency of a state), the lesser of (i) the aggregate Eligible Receivables owed by such Obligor to the Originator or EDS, or the Originator and EDS jointly, as the case may be, and (ii) the aggregate payables of the Originator or EDS, or the Originator and EDS jointly, as the case may be, owing to such Obligor.

“Percentage” of any Bank means, (i) with respect to Citibank, the percentage set forth on the signature page to this Agreement, or such amount as reduced or increased by any Assignment and Acceptance entered into with an Eligible Assignee, or (ii) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Percentage, or such amount as reduced or increased by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee.

“Person” means an individual, partnership, corporation (including a business trust or statutory trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Promissory Notes” means, collectively, promissory notes issued by CAFCO or CIESCO and (ii) participations sold by CAFCO or by CIESCO pursuant to Section 10.03(e); provided that the term “Promissory Notes” shall not include the interests sold by CAFCO or CIESCO to a Bank or its designee under the Asset Purchase Agreement.

“Receivable” means any Originator Receivable which has been acquired by the Seller from the Originator by purchase or by capital contribution pursuant to the Originator Purchase Agreement.

“Receivable Interest” means, at any time, an undivided percentage ownership interest in (i) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.03, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest shall be computed as

C + YFR + LR + DR NRPB

where:

C	=	the Capital of such Receivable Interest at the time of computation.

YFR	=	the Yield and Fee Reserve of such Receivable Interest at the time of computation.

LR	=	the Loss Reserve of such Receivable Interest at the time of computation.

DR	=	the Dilution Reserve of such Receivable Interest at the time of computation.

NRPB	=	The Net Receivables Pool Balance at the time of computation.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 2.03.

“Receivables Pool” means at any time the aggregation of each then outstanding Receivable.

“Receivable Turnover Days” means, on any date, an amount equal to

[OBOR x AVM] + CDP CO

where:

OBOR	=	the aggregate original Outstanding Balance of all Originator Receivables created by the Originator and/or EDS during the most recently ended month.

CO	=	Collections received during such month.

AVM	=	the Average Maturity on such date.

CDP	=	the Collection Delay Period.

“Related Security” means with respect to any Receivable:

(i)  to the extent such Receivable was originated solely by EDS or jointly by EDS and the Originator, the EDS Contribution Agreement;

(ii)  all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements filed against an Obligor describing any collateral securing such Receivable;

(iii)  all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv)  all books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable, but not including any Contract or any agreement or correspondence relating to that Contract other than correspondence relating to the payment of amounts owing by the Obligor under that Contract.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Seller Report” means a report in substantially the form of Annex A hereto and containing such additional information as the Agent may reasonably request from time to time, furnished by the Collection Agent to the Agent pursuant to Section 6.02(g).

“Settlement Date” for any Receivable Interest means the last day of each Fixed Period for such Receivable Interest; provided, however, that if Yield with respect to such Receivable Interest is computed by reference to the Investor Rate and no Liquidation Day exists on the last day of a Fixed Period for such Receivable Interest, the Settlement Date for such Receivable Interest for such Fixed Period shall be the twelfth Business Day after the last day of such Fixed Period.

“Special Indemnified Party” has the meaning specified in Section 6.07.

“Subsidiary” means any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Seller, the Originator or EDS, as the case may be, or one or more Subsidiaries, or by the Seller, the Originator or EDS, as the case may be, and one or more Subsidiaries.

“Tangible Net Worth” means at any time the excess of (i) the sum of (A) the product of (x) 100% minus the Discount (as such term is defined in the Originator Purchase Agreement) multiplied by (y) the Outstanding Balance of all Receivables other than Defaulted Receivables plus (B) cash and cash equivalents of the Seller plus (C) the outstanding principal amount of Purchaser Loans (as such term is defined in the Originator Purchase Agreement), minus (ii) the sum of (A) Capital plus (B) the Deferred Purchase Price.

“Tax Liability Offset” means, for each state or local government or a state or local governmental subdivision or agency of a state which is an Obligor, the lesser of (i) the Eligible Receivables owed by such Obligor to the Originator or EDS, or to the Originator and EDS jointly, as the case may be, and (ii) the accrued and unpaid tax liability for all taxes (including income, franchise and sales taxes) owed by the Originator or EDS, as the case may be, to such Obligor.

“Termination Date” for any Receivable Interest means (i) in the case of a Receivable Interest owned by an Investor, the earlier of (A) the Business Day which the Seller or the Agent so designates by notice to the other at least one Business Day in advance for such Receivable Interest and (B) the Facility Termination Date and (ii) in the case of a Receivable Interest owned by a Bank, the earlier of (A) the Business Day which the Seller so designates by notice to the Agent at least one Business Day in advance for such Receivable Interest and (B) the Commitment Termination Date.

“Third Party Payments” means the receivables identified as Excluded Receivables in Part II of Schedule III.

“Transaction Document” means any of this Agreement, the Originator Purchase Agreement, the Lock-Box Agreements, the Fee Agreement, the Undertakings, the Deposit Account Acknowledgment Agreement, the EDS Contribution Agreement and all other agreements and documents delivered hereunder and/or related hereto or thereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Undertaking (Collection Agent and Accountholder)” means the Undertaking Agreement dated as of the date hereof made by EDS in favor of the Investors, the Banks and the Agent and relating to obligations of EIS, as the Collection Agent, and obligations of EPC, substantially in the form of Annex F-1 hereto, as the same may be amended, modified or restated from time to time.

“Undertaking (Originator)” means the Undertaking Agreement dated as of the date hereof made by EDS in favor of the Seller and relating to obligations of EIS, as the Originator, substantially in the form of Annex F-2 hereto, as the same may be amended, modified or restated from time to time.

“Undertakings” means, collectively, the Undertaking (Collection Agent and Accountholder) and the Undertaking (Originator).

“U.S. Government Obligor” means the United States government or any federal governmental department or agency of the United States.

“U.S. Government Receivable” means any Receivable the Obligor of which is a U.S. Government Obligor.

“Yield” means for each Receivable Interest for each Fixed Period:

(i)  for each day during such Fixed Period to the extent such Receivable Interest will be funded on such day by CAFCO or CIESCO through the issuance of Promissory Notes,

IR x C x ED      + LF

 360

(ii)  for each day during such Fixed Period to the extent such Receivable Interest will not be funded on such day by CAFCO or CIESCO through the issuance of Promissory Notes,

AR x C x ED + LF 360

where:

AR	=	the Assignee Rate for such Receivable Interest for such Fixed Period

C	=	the Capital of such Receivable Interest during such Fixed Period

IR	=	the Investor Rate for such Receivable Interest for such Fixed Period

ED	=	the actual number of days elapsed during such Fixed Period

LF	=	the Liquidation Fee, if any, for such Receivable Interest for such Fixed Period provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield and Fee Reserve” means, for any Receivable Interest on any date, an amount equal to

(C x YFRP) + AUYF

where:

C	=	the Capital of such Receivable Interest at the close of business of the Collection Agent on such date.

YFRP	=	the Yield and Fee Reserve Percentage on such date.

AUYF	=	accrued and unpaid Yield, Collection Agent Fee and Fees on such date, in each case for such Receivable Interest.

“Yield and Fee Reserve Percentage” means, on any date, a percentage equal to

[(AER x 1.5) + AM + PF + CAF] x RTD 360

where:

AER	=	the greater of (a) 3% or (b) the one-month Adjusted Eurodollar Rate in effect on such date.

AM	=	the applicable spread or margin over the Eurodollar Rate used in the calculation of the Assignee Rate in effect on such date.

PF	=	the Program Fee (as defined in the Fee Agreement), in effect on such date.

CAF	=	the percentage per annum used in the calculation of the Collection Agent Fee in effect on such date.

RTD	=	the Receivable Turnover Days on such date.

Section 1.02.    Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

ARTICLE II

AMOUNTS AND TERMS OF THE PURCHASES

Section 2.01.    Purchase Facility.  (a)  On the terms and conditions hereinafter set forth, each of CAFCO and CIESCO may, in its sole discretion, ratably in accordance with its respective Investor Purchase Limit, and the Banks shall, ratably in accordance with their respective Bank Commitments, purchase Receivable Interests from the Seller from time to time during the period from the date hereof to the Facility Termination Date (in the case of CAFCO and CIESCO) and to the Commitment Termination Date (in the case of the Banks). Under no circumstances shall either CAFCO or CIESCO make any such purchase, or the Banks be obligated to make any such purchase, if after giving effect to such purchase the aggregate outstanding Capital of Receivable Interests would exceed the Aggregate Purchase Limit, nor shall CAFCO or CIESCO make any such purchase if after giving effect to such purchase the outstanding Capital of Receivable Interests purchased by such Investor would exceed its Investor Purchase Limit.

(b)  The Seller may at any time after March 31, 2003, upon at least five Business Days’ notice to the Agent, terminate the facility provided for in this Agreement in whole or, from time to time, reduce in part the Aggregate Purchase Limit by an amount not to exceed the unused portion of the Aggregate Purchase Limit; provided that each partial reduction shall be in the amount of at least $1,000,000 or an integral multiple thereof.

(c)  If a Bank, other than Citibank, does not extend its Bank Commitment prior to the then Commitment Termination Date, but the other Bank or Banks extend their Bank Commitments prior to the occurrence of the Commitment Termination Date, so long as the aggregate amount of the Bank Commitments after such extensions shall equal or exceed $250,000,000, unless the Seller gives at least five Business Days’ notice to the Agent that it is terminating the facility contemplated by this Agreement, the Aggregate Purchase Limit and Capital will be reduced to an amount equal to the aggregate amount of the Bank Commitments after such extensions, and each Bank’s Bank Commitment shall equal the amount for which that Bank agreed to extend its Bank Commitment subject to reduction (or termination) thereafter as otherwise provided in this Agreement.

(d)  Until the Agent gives the Seller the notice provided in Section 3.02(c)(iii), the Agent, on behalf of the Investors which own Receivable Interests, may have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Receivable Interests. The Agent, on behalf of the Banks which own Receivable Interests, shall have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Receivable Interests.

Section 2.02.    Making Purchases.  (a)  Each purchase by CAFCO, CIESCO or the Banks shall be made on at least three Business Days’ notice from the Seller to the Agent that the Seller proposes to sell Receivables Interests hereunder;

provided that no more than two purchases by CAFCO, CIESCO and the Banks as a group shall be made in any one calendar month. Each such notice of a purchase shall specify (i) the amount requested to be paid to the Seller (such amount, which shall not be less than $5,000,000, being referred to herein as the initial “Capital” of the Receivable Interest then being purchased), (ii) the date of such purchase (which shall be a Business Day), and (iii) if the Assignee Rate is to apply to such Receivable Interest, the duration of the initial Fixed Period for such Receivable Interest. The Agent shall promptly thereafter notify the Seller whether CAFCO and CIESCO have determined to make a purchase and, if so, whether all of the terms specified by the Seller are acceptable to CAFCO and CIESCO and the allocation of such purchase as between CAFCO and CIESCO (which allocation shall be made on a ratable basis in accordance with the respective Investor Purchase Limits of CAFCO and CIESCO, unless otherwise agreed by CAFCO and CIESCO).

If CAFCO and/or CIESCO have determined not to make a proposed purchase, the Agent shall promptly send notice of the proposed purchase to all of the Banks concurrently by telecopier, telex or cable specifying the date of such purchase, each Bank’s Percentage multiplied by the aggregate amount of Capital of the Receivable Interests being purchased (which amount shall be equal to the portion of the initial Capital not funded by CAFCO or CIESCO), whether the Yield for the Fixed Period for such Receivable Interests is calculated based on the Eurodollar Rate (which may be selected only if such notice is given at least three Business Days prior to the purchase date) or the Alternate Base Rate, and the duration of the Fixed Period for such Receivable Interests (which shall be one day if the Seller has not selected another period).

(b)  On the date of each such purchase of a Receivable Interest, CAFCO, CIESCO and/or the Banks, as the case may be, shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Seller in same day funds an amount equal to the initial Capital of such Receivable Interest, at the account set forth in the Funds Transfer Letter; provided, however, if such purchase is being made by the Banks following the designation by the Agent of a Termination Date for a Receivable Interest owned by an Investor pursuant to clause (i)(A) of the definition of Termination Date and any Capital of such Receivable Interest is outstanding on such date of purchase, the Seller hereby directs the Banks to pay the proceeds of such purchase (to the extent of the outstanding Capital and accrued Yield on such Receivable Interest of such

Investor) to the Agent’s Account, for application to the reduction of the outstanding Capital and accrued Yield on such Receivable Interest of such Investor.

(c)  Effective on the date of each purchase pursuant to this Section 2.02 and each reinvestment pursuant to Section 2.04, the Seller hereby sells and assigns to the Agent, for the benefit of the parties making such purchase, an undivided percentage ownership interest, to the extent of the Receivable Interest then being purchased, in each Pool Receivable then existing and in the Related Security and Collections with respect thereto.

(d)  Notwithstanding the foregoing, a Bank shall not be obligated to make purchases under this Section 2.02 at any time in an amount which would exceed such Bank’s Bank Commitment less such Bank’s ratable share of the aggregate outstanding Capital held by CAFCO and CIESCO (whether or not any portion thereof has been assigned under the Asset Purchase Agreement), after giving effect to any reductions of the Capital held by CAFCO and CIESCO to be made on the date of such purchase (whether from the distribution of Collections or from the proceeds of purchases by the Banks). Each Bank’s obligation shall be several, such that the failure of any Bank to make available to the Seller any funds in connection with any purchase by that Bank shall not relieve any other Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Bank shall be obligated to make funds available in connection with any purchase of the Receivable Interest by the Bank failing to fund its purchase.

Section 2.03.    Receivable Interest Computation.  Each Receivable Interest shall be initially computed on its date of purchase. Thereafter until the Termination Date for such Receivable Interest, such Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day other than a Liquidation Day. Any Receivable Interest, as computed (or deemed recomputed) as of the day immediately preceding the Termination Date for such Receivable Interest, shall thereafter remain constant; provided, however, that from and after the date on which the Termination Date shall have occurred for all Receivable Interests and until each Receivable Interest becomes zero in accordance with the next sentence, each Receivable Interest shall be calculated as the percentage equivalent of a fraction the numerator of which is the percentage representing such Receivable Interest immediately prior to such date and the denominator of which is the sum of the percentages representing all Receivable Interests which were outstanding immediately prior to such date. Each Receivable Interest shall become zero when Capital thereof and Yield thereon shall have been paid in full, and all Fees and other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid and the Collection Agent shall have received the accrued Collection Agent Fee thereon.

Section 2.04.    Settlement Procedures.  (a)  Collection of the Pool Receivables shall be administered by a Collection Agent, in accordance with the terms of Article VI of this Agreement. The Seller shall provide to the Collection Agent (if other than the Seller) on a timely basis all information needed for such administration, including notice of the occurrence of any Liquidation Day and current computations of each Receivable Interest.

(b)  The Collection Agent shall, on each day on which Collections of Pool Receivables are received by it:

(i)  pay to the Originator and/or EDS, as the case may be, any such Collections which are identified as amounts referred to in the second sentence of the definition of “Outstanding Balance”;

(ii)  with respect to each Receivable Interest, set aside and hold in trust (and, at the request of the Agent, segregate) for the Investors or the Banks that hold such Receivable Interest, out of the percentage of such Collections represented by such Receivable Interest, an amount equal to the Yield, Fees and Collection Agent Fee accrued through such day for such Receivable Interest and not previously set aside;

(iii)  with respect to each Receivable Interest, if such day is not a Liquidation Day for such Receivable Interest, reinvest with the Seller on behalf of the Investors or the Banks that hold such Receivable Interest the percentage of such Collections represented by such Receivable Interest, to the extent such Collections represent a return of Capital, by recomputation of such Receivable Interest pursuant to Section 2.03, and pay to the Seller the amount so reinvested;

(iv)  if such day is a Liquidation Day for any one or more Receivable Interests, set aside and hold in trust (and, at the request of the Agent, segregate) for the Investors or the Banks that hold such Receivable Interests (A) if such day is a Liquidation Day for less than all of the Receivable Interests, the percentage of such Collections represented by such Receivable Interests as to which such day is a Liquidation Day, and (B) if such day is a Liquidation Day for all of the Receivable Interests, all of the remaining Collections (but in the case of the circumstances in both clause (A) and clause (B) above, not in excess of the Capital of such Receivable Interests and any other amounts payable by the Seller hereunder); provided that if amounts are set aside and held in trust on any Liquidation Day occurring prior to the Termination Date as to such Receivable Interests, and thereafter prior to the Settlement Date for such Fixed Period the conditions set forth in Section 3.02 are satisfied or waived by the Agent, such previously set aside amounts shall, to the extent representing a return of Capital, be reinvested in accordance with the preceding subsection (ii) on the day of such subsequent satisfaction or waiver of conditions; and

(v)  during such times as amounts are required to be reinvested in accordance with the foregoing subSection (iii) or the proviso to subSection (iv), release to the Seller for its own account any Collections in excess both of such amounts and of the amounts that are required to be set aside pursuant to subSection (ii) above.

(c)  The Collection Agent shall deposit into the Agent’s Account, on the Settlement Date for each Receivable Interest, Collections held on that Settlement Date for the Investors or the Banks that relate to such Receivable Interest pursuant to Section 2.04(b).

(d)  Upon receipt of funds deposited into the Agent’s Account, the Agent shall distribute them as follows:

(i)  if such distribution occurs on a day that is not a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interests ratably in payment in full of all accrued Yield and the Agent in payment in full of the accrued Fees and then to the Collection Agent in payment in full of all accrued Collection Agent Fee.

(ii)  if such distribution occurs on a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interests ratably in payment in full of all accrued Yield and the Agent in payment in full of the accrued Fees, second to such Investors or Banks in reduction to zero of all Capital, third to such Investors, Banks or the Agent in payment of any other amounts owed by the Seller hereunder, and fourth to the Collection Agent in payment in full of all accrued Collection Agent Fee.

After the Capital, Yield, Fees and Collection Agent Fee with respect to a Receivable Interest, and any other amounts payable by the Seller to the Investors, the Banks or the Agent hereunder, have been paid in full and any contingent obligations of the Agent under any Lock-Box Agreement have been released, all additional Collections allocable to such Receivable Interest shall be paid by the Collection Agent and the Agent, to the extent each of them holds additional Collections, to the Seller for its own account.

(e)  For the purposes of this Section 2.04:

(i)  if on any day a Pool Receivable becomes (in whole or in part) a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such Diluted Receivable;

(ii)  if on any day any of the representations or warranties contained in Section 4.01(h) is no longer true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii)  except as provided in subSection (i) or (ii) of this Section 2.04(e), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivables shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables; and

(iv)  if and to the extent the Agent, the Investors or the Banks shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Agent, the Investors or the Banks, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f)  Within three Business Days after the end of each Fixed Period in respect of which Yield is computed by reference to the Investor Rate, the Agent shall furnish the Seller with an invoice setting forth the amount of the accrued and unpaid Yield and Fees for such Fixed Period with respect to the Receivable Interests held by the Investors and the Banks.

Section 2.05.    Fees.  (a)  Each Investor and Bank shall pay to the Collection Agent a fee (the “Collection Agent Fee”) of l/4 of 1% per annum on the average daily Capital of each Receivable Interest owned by such Investor or Bank, from the date of purchase of such Receivable Interest until the later of the Termination Date for such Receivable Interest or the date on which such Capital is reduced to zero, payable on the Settlement Date for such Receivable Interest. Upon three Business Days’ notice to the Agent, the Collection Agent (if not EIS, the Seller or its designee or an Affiliate of the Seller) may elect to be paid, as such fee, another percentage per annum on the average daily Capital of such Receivable Interest, but in no event in excess for all Receivable Interests relating to the Receivables Pool, of 110% of the reasonable costs and expenses of the Collection Agent in administering and collecting the Receivables in the Receivables Pool. The Collection Agent Fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.04. So long as EIS is acting as the Collection Agent hereunder, amounts paid as the Collection Agent Fee pursuant to this Section 2.05(a) shall reduce, on a dollar-for-dollar basis, the obligation of the Seller to pay the “Collection Agent Fee” pursuant to Section 6.03 of the Originator Purchase Agreement, provided that such obligation of the Seller shall in no event be reduced below zero.

(b)  The Seller shall pay to the Agent certain fees (collectively, the “Fees”) in the amounts and on the dates set forth in a separate fee agreement of even date between the Seller and the Agent, as the same may be amended or restated from time to time (the “Fee Agreement”).

Section 2.06.    Payments and Computations, Etc.  (a)  All amounts to be paid or deposited by the Seller or the Collection Agent hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the Agent’s Account.

(b)  All computations of Yield, Fees, and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a

Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 2.07.    Dividing or Combining Receivable Interests.  Either the Seller or the Agent may, upon notice to the other party received at least three Business Days prior to the last day of any Fixed Period in the case of the Seller giving notice, or up to the last day of such Fixed Period in the case of the Agent giving notice, either (i) divide any Receivable Interest into two or more Receivable Interests having aggregate Capital equal to the Capital of such divided Receivable Interest, or (ii) combine any two or more Receivable Interests originating on such last day or having Fixed Periods ending on such last day into a single Receivable Interest having Capital equal to the aggregate of the Capital of such Receivable Interests; provided, however, that no Receivable Interest owned by CAFCO or CIESCO may be combined with a Receivable Interest owned by any Bank.

Section 2.08.    Increased Costs.  (a)  If CNAI, any Investor, any Bank, any entity which purchases or enters into a commitment to purchase Receivable Interests or interests therein, or any of their respective Affiliates (each an “Affected Person”) determines that (i) compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects the amount of the capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables or interests therein related to this Agreement or to the funding thereof and other commitments of the same type or (ii) U.S. generally accepted accounting principles require the consolidation of some or all of the assets and liabilities of CAFCO and/or CIESCO, including the assets and liabilities which are the subject of this Agreement and the other Transaction Documents, with those of such Affected Person, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall pay to the Agent within 10 Business Days for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in light of such circumstances, in the case of clause (i), to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments, and in the case of clause (ii), to the extent of any increased cost or reduced return resulting from the consolidation of the assets and liabilities which are the subject of this Agreement and the other Transaction Documents, as reasonably determined by such Affected Person. If the Seller, at any time prior to the Facility Termination Date, shall become or becomes liable to make any payment as a result of the causes set forth in clause (ii) of the preceding sentence, the Agent, the Investors and the Banks agree to discuss and negotiate in good faith with the Seller a restructuring of the transactions contemplated by this Agreement and the other Transaction Documents in a manner that would, to the greatest extent possible, preserve the economic benefits of those transactions for the Seller, the Agent, the Investors and the Banks and the legal protections afforded to those parties without the Seller being required to pay any increased costs under this Section 2.08 to any Affected Person as a result of those causes; provided, that none of the Agent, the Investors and the Banks shall be obligated to effect any restructuring of those transactions in connection with any such occurrences nor shall the obligation of the Seller to make such payment be affected thereby.

(b)  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 2.09) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Investor or Bank of agreeing to purchase or purchasing, or maintaining the ownership of Receivable Interests in respect of which Yield is computed by reference to the Eurodollar Rate, then, upon demand by such Investor or Bank (with a copy to the Agent), the Seller shall pay to the Agent within 10 Business Days, for the account of such Investor or Bank (as a third-party beneficiary), from time to time as specified by such Investor or Bank, additional amounts sufficient to compensate such Investor or Bank for such increased costs.

(c)  A certificate of such Affected Person, delivered to the Seller and the Agent, claiming compensation under this Section 2.08 and setting forth the additional amount or amounts to be paid to it hereunder, as well as the manner in which such amount or amounts were calculated, shall be conclusive in the absence of manifest error. Any excess payments made by the Seller under this Section 2.08 shall be reimbursed promptly by the Affected Person receiving such payments to the Seller upon the Affected Person obtaining knowledge of any error in the amounts submitted to the Seller by such Affected Person pursuant to this Section 2.08.

Section 2.09.    Additional Yield on Receivable Interests Bearing a Eurodollar Rate.  The Seller shall pay to any Investor or Bank, so long as such Investor or Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional Yield on the unpaid Capital of each Receivable Interest of such Investor or Bank during each Fixed Period in respect of which Yield is computed by reference to the Eurodollar Rate, for such Fixed Period, at a rate per annum equal at all times during such Fixed Period to the remainder obtained by subtracting (i) the Eurodollar Rate for such Fixed Period from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Investor or Bank for such Fixed Period, payable on each date on which Yield is payable on such Receivable Interest. Such additional Yield shall be determined by such Investor or Bank and notice thereof given to the Seller through the Agent within 30 days after any Yield payment is made with respect to which such additional Yield is requested. A certificate of such Affected Person, delivered to the Seller and the Agent, claiming compensation under this Section 2.09 and setting forth the additional amount or amounts to be paid to it hereunder, as well as the manner in which such amount or amounts were calculated, shall be conclusive in the absence of manifest error.

Section 2.10.    Taxes.  (a)  Any and all payments and deposits required to be made hereunder or under any other Transaction Document by the Collection Agent or the Seller shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on an Affected Person by the state or foreign jurisdiction under the laws of which such Affected Person is organized or any political subdivision thereof and franchise taxes and net income taxes that are imposed on an Affected Person by the state or foreign jurisdiction of the office from which this facility is funded (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Seller or the Collection Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Person, (i) the Seller shall make an additional payment to such Affected Person, in an amount sufficient so that, after making all required deductions of such Taxes (including deductions applicable to additional sums payable under this Section 2.10), such Affected Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller, the Collection Agent, the Agent or its designee, as the case may be, shall make such deductions and (iii) the Seller, the Collection Agent, the Agent or its designee, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and shall file any related forms to the extent required.

(b)  In addition, the Seller agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes which arise from any payment made hereunder or under any other Transaction Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c)  The Seller will indemnify each Affected Person for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by such Affected Person and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that any Affected Person receiving indemnification from Seller under this Section 2.10(c) shall (i) at the request, direction and expense of Seller challenge and contest the imposition of such Taxes, if such Affected Person is the appropriate party in interest to initiate and pursue such a challenge, or (ii) cooperate fully with and assist Seller in any challenge of contest by Seller relating to such Taxes, if Seller is the appropriate party in interest to initiate and pursue such a challenge, which challenge shall be pursued at Seller’s expense, except that in either case, Seller has no right hereunder to participate in the internal tax affairs of any Affected Person. This indemnification shall be made within thirty days from the date the Affected Person makes written demand therefor (and a copy of such demand shall be delivered to the Agent). A certificate as to the amount of such indemnification submitted to the Seller and the Agent by such

Affected Person, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

(d)  (i)  Each Affected Person which is organized outside the United States (or, in the case of any Person which becomes an Affected Person after the date hereof, on the date on which it so becomes an Affected Person with respect to any payments under this Agreement) shall, on or prior to the date hereof, deliver to the Seller (or, in the case of any Person who becomes an Affected Person after the date hereof, on or prior to the date on which any payment to it that could be subject to Taxes is to be made, deliver to the Agent or its designee) such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Affected Person as will permit such payments to be made without withholding.

(ii)  Each Affected Person which is organized inside the United States (or, in the case of any Person which becomes an Affected Person after the date hereof, on the date on which it becomes an Affected Person with respect to any payments under this Agreement) shall, on or prior to the date hereof, deliver to the Seller (or, in the case of any Person that becomes an Affected Person after the date hereof, on or prior to the date on which it so becomes an Affected Person, deliver to the Agent or its designee) such properly completed and duly executed certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended, or Treasury Regulations thereto, including Internal Revenue Service Form W-9 and any other certificate or statement of exemption required by Treasury Regulations as will permit such payment to be made without withholding.

(iii)  Each such Affected Person shall from time to time thereafter, upon written request from the Agent, its designee or the Seller, deliver to the Agent, its designee or the Seller, as the case may be, any new certificates, documents or other evidence as described in the preceding sentence as will permit payments under this Agreement to be made without withholding or at a reduced rate (but only so long as such Affected Person is legally able to do so).

(iv)  After the date hereof, the Agent or its designee shall withhold and pay over to the applicable taxing authorities any tax withholdings that are required to be made under applicable law and file any related forms (including Form 1099) to the extent required.

(v)  The Agent or its designee shall provide to the Seller, as and when requested by the Seller, copies of all certificates, documents or other evidence the Agent or its designee receives pursuant to this Section 2.10(d).

(e)  The Seller shall not be required to pay any amounts to any Affected Person in respect of Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above if the obligation to pay such amounts is attributable to the failure by such Affected Person to comply with the provisions of paragraph (d) above; provided, however, that should an Affected Person become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Affected Person shall reasonably request to assist such Affected Person to recover such Taxes.

(f)  Within 30 days after the date of any payment of Taxes or Other Taxes, the Seller or the Agent or its designee, as the case may be, will furnish to the Affected Person the original or a certified copy of a receipt evidencing payment thereof.

Section 2.11.    Security Interest.  As collateral security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as Seller or otherwise) to be performed under this Agreement or any document delivered in connection with this Agreement in accordance with the terms thereof, including the punctual payment when due of all obligations of the Seller hereunder or thereunder, whether for indemnification payments, fees, expenses or otherwise, the Seller hereby assigns to the Agent for its benefit and the ratable benefit of the Investors and the Banks, and hereby grants to the Agent for its benefit and the ratable benefit of the Investors and the Banks, a security interest in, all of the Seller’s right, title and interest in and to (i) the Originator Purchase Agreement, the EDS Contribution Agreement and the Undertaking (Originator), including, without limitation, (A) all rights of the Seller to receive moneys due or to become due under or pursuant to the Originator Purchase Agreement or the Undertaking (Originator), (B) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the

Originator Purchase Agreement or the Undertaking (Originator), (C) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Originator Purchase Agreement or the Undertaking (Originator), (D) claims of the Seller for damages arising out of or for breach of or default under the Originator Purchase Agreement, the EDS Contribution Agreement or the Undertaking (Originator), and (E) the right of the Seller to compel performance and otherwise exercise all remedies thereunder, (ii) all Receivables, whether now owned and existing or hereafter acquired or arising, the Related Security with respect thereto and the Collections and all other assets, including, without limitation, accounts, chattel paper, instruments and general intangibles (as those terms are defined in the UCC), including undivided interests in any of the foregoing, owned by the Seller and not otherwise purchased under this Agreement, (iii) the Lock-Box Accounts (but not cash collections or other cash proceeds received with respect to Third Party Payments or other Receivables not constituting Pool Receivables) and (iv) to the extent not included in the foregoing, all proceeds of any and all of the foregoing.

Each of the Agent, the Investors and the Banks hereby disclaims any interest or right in, and hereby releases from any Adverse Claim it may have, any or all of the items, collections and funds received in, deposited in or credited to any Lock-Box Account that are not related to any of the Pool Receivables, which property shall be and remain the exclusive property of EDS, EIS or any Person to which EDS or EIS has assigned the right to receive such items, collections and funds, and none of the Agent, the Investors, the Banks and any Person claiming by, through or under any of the Agent, the Investors and the Banks shall have any equitable or beneficial ownership or other interest therein. Each of the Agent, the Investors and the Banks agrees that (x) if the Collection Agent is EIS or any Affiliate of EIS, the Collection Agent shall, within one Business Day after the collection of good funds as to any item or collection deposited in or credited to any Lock-Box Account that is not related to any Pool Receivable, and (y) if the Agent shall have given a Lock-Box Notice or similar notice of effectiveness (as defined in the pertinent Lock-Box Agreement) to any Lock-Box Bank, the Agent as to each Lock-Box Account as to which a Lock-Box Notice or similar notice has been given, shall within one Business Day after the later of (1) the collection of good funds as to any items or collections deposited in or credited to any Lock-Box Account that are not related to any Pool Receivable and (2) the identification to the

Agent’s satisfaction that such items or collections are not related to any Pool Receivable (EDS and EIS agreeing to provide the Agent with sufficient information to make such identification), deliver and transfer such funds deposited in or credited to the Lock-Box Accounts that are not related to any Pool Receivable to EIS or to such other Person having an interest in such funds as EIS may direct. The Agent agrees to instruct any Collection Agent that is not EIS or another Affiliate of EDS to make such deliveries and payments in accordance with clause (y) of the preceding sentence. EDS and EIS agree that they shall have no legal or equitable rights or interests in any item received or deposited in any Lock-Box Account in respect of payment of any Pool Receivable or any Collections deposited in or credited to any Lock-Box Account and that, if they receive any such items or are paid any such Collections, upon becoming aware of such improper delivery or payment, they will promptly (and in any event within two Business Days) remit such items or Collections to the Collection Agent or, if no Collection then exists, the Agent.

Section 2.12.    Sharing of Payments.  If any Investor or any Bank (for purposes of this Section only, referred to as a “Recipient”) shall obtain payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Capital of, or Yield on, any Receivable Interest or portion thereof owned by it in excess of its ratable share of payments made on account of the Capital of, or Yield on, all of the Receivable Interests owned by the Investors and the Banks (other than as a result of a payment of Liquidation Fee or different methods for calculating Yield), such Recipient shall forthwith purchase from the Investors or the Banks which received less than their ratable share participations in the Receivable Interests owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

Section 2.13.    Repurchase Options.  (a)  The Seller shall have the right to repurchase all, but not less than all, of the Receivable Interests held by the Investors and the Banks and to terminate this Agreement upon not less than ten Business Days’ prior written notice to the Agent. Such notice shall specify the date that the Seller desires that such repurchase occur (such date, the “Repurchase Date”). On the Repurchase Date, the Seller shall transfer to the Agent’s Account in immediately available funds an amount equal to (i) the aggregate outstanding Capital of the Receivable Interests held by the Investors and the Banks, (ii) all accrued and unpaid Yield thereon to the Repurchase Date, (iii) all accrued and unpaid Fees owing to the Investors and the Banks, (iv) the Liquidation Fee (if any) owing to the Investors and the Banks in respect of such repurchase and (v) all expenses and other amounts owing to any of the Agent, the Investors and the Banks under the Transaction Documents. Any repurchase pursuant to this Section 2.13 shall be made without recourse to or warranty by the Agent, the Investors or the Banks. Further, on the Repurchase Date, the Bank Commitments for all the Banks shall terminate, each of the Commitment Termination Date and Facility Termination Date shall occur, the Termination Date for all Receivable Interests shall occur and no further purchases or reinvestments of Collections shall be made hereunder; provided, that the provisions of this Agreement referenced in Section 10.10 shall survive such termination.

(b)  The Seller shall have the right to repurchase in part the Receivable Interests held by the Investors and the Banks upon not less than five Business Days’ prior written notice to the Agent. Such notice shall specify the date that the Seller desires that such repurchase occur (such date, the “Partial Repurchase Date”) and the amount of Capital to be repaid (which shall be not less than $5,000,000). On the Partial Repurchase Date, the Seller shall transfer to the Agent’s Account in immediately available funds an amount equal to the Capital specified in such notice, and the Agent shall distribute such funds ratably to the Investors or the Banks that hold the outstanding Receivable Interests, to be applied to the reduction of Capital. No more than two partial repurchases pursuant to this Section 2.13(b) shall be made in any calendar month.

ARTICLE III

CONDITIONS OF PURCHASES

Section 3.01.    Conditions Precedent to Initial Purchase.  The initial purchase of a Receivable Interest under this Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:

(a)  Certified copies of the resolutions of the Board of Managers of the Seller approving, and evidence that an authorized officer of EDS, EIS and EPC has, pursuant to delegated authority, approved, this Agreement, the Originator Purchase Agreement and any other Transaction Documents to which it is a party and copies of all documents evidencing other necessary corporate or limited liability company action and governmental approvals, if any, with respect to this Agreement, the Originator Purchase Agreement and any such other Transaction Documents.

(b)  A certificate of the Secretary or Assistant Secretary of the Seller, EDS, EIS and EPC certifying the names and true signatures of the officers of the Seller, EDS, EIS and EPC authorized to sign this Agreement, the Originator Purchase Agreement and the other documents to be delivered by it hereunder and thereunder.

(c)  Acknowledgment copies or time stamped receipt copies of proper financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the ownership and security interests contemplated by this Agreement, the EDS Contribution Agreement and the Originator Purchase Agreement.

(d)  Acknowledgment copies or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in (i) the Receivables, Related Security and any right to payment of any Receivable arising under a Contract previously granted by the Seller, EDS or the Originator, and (ii) the collateral security referred to in Section 2.11 previously granted by the Seller.

(e)  Completed requests for information, dated on or before the date of such initial purchase, listing all effective financing statements filed in the jurisdictions referred to in subSection (c) above that name the Seller, EPC, the Originator or EDS as debtor, together with copies of such financing statements (none of which shall cover any Receivables, Contracts, Related Security or the collateral security referred to in Section 2.11).

(f)  Executed copies of (i) the Deposit Account Acknowledgment Agreement and (ii) the Lock-Box Agreement (Bank of America) with respect to each Lock-Box Account maintained with Bank of America, N. A.

(g)  A favorable opinion of Hughes & Luce, L.L.P., counsel for the Seller, EDS, EPC and the Originator, substantially in the form of Annex C hereto and as to such other matters as the Agent may reasonably request.

(h)  The Fee Agreement.

(i)  The Funds Transfer Letter.

(j)  An executed copy of the Originator Purchase Agreement.

(k)  A copy of the by-laws of EPC and EDS, certified by the Secretary or Assistant Secretary of EPC or EDS, as the case may be.

(l)  A copy of the operating agreement or regulations of EIS and the Seller, certified by the Secretary or Assistant Secretary of EIS or the Seller, as the case may be.

(m)  A copy of the certificate or articles of incorporation or the certificate of formation of the Seller, EPC, the Originator and EDS, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of the Seller, EPC, the Originator and EDS from such Secretary of State or other official, dated as of a recent date.

(n)  The opening pro forma balance sheet of the Seller referred to in Section 4.01(e).

(o)  Executed copies of the Undertakings.

(p)  An executed copy of the EDS Contribution Agreement.

Section 3.02.    Conditions Precedent to All Purchases and Reinvestments.  Each purchase (including the initial purchase) and each reinvestment shall be subject to the further conditions precedent that (a) in the case of each purchase, the Collection Agent shall have delivered to the Agent at least one Business Day prior to such purchase, in form and substance satisfactory to the Agent, a completed Seller Report containing information covering the most recently ended reporting period as to which the Collection Agent is then required to deliver a Seller Report pursuant to Section 6.02(g) and demonstrating that after giving effect to such purchase no Event of Termination or Incipient Event of Termination under Section 7.01(i) would occur, (b) in the case of each reinvestment, the Collection Agent shall have delivered to the Agent on or prior to the date of such reinvestment, in form and substance satisfactory to the Agent, a completed Seller Report containing information covering the most recently ended reporting period as to which the Collection Agent is then required to deliver a Seller Report pursuant to Section 6.02(g), (c) on the date of such purchase or reinvestment the following statements shall be true, except that the statement in clause (iii) below is required to be true only if such purchase or reinvestment is by an Investor (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller and the Collection Agent (each as to itself) that such statements are then true):

(i)  The representations and warranties contained in Section 4.01 and 4.02 are correct on and as of the date of such purchase or reinvestment as though made on and as of such date, unless such representations and warranties are made as to an earlier date, and

(ii)  No event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Termination or an Incipient Event of Termination, and

(iii)  The Agent shall not have given the Seller at least one Business Day’s notice that the Investors have terminated the reinvestment of Collections in Receivable Interests, and

(iv)  EDS shall have contributed to the Originator, pursuant to the EDS Contribution Agreement, Originator Receivables resulting from a Contract to which EDS is a party, and the Originator shall have sold or contributed to the Seller all Originator Receivables pursuant to the

Originator Purchase Agreement, which Originator Receivables may arise on or prior to such date and exist on or arise after the date of this Agreement, and

(d)  the Agent shall have received such other approvals, opinions or documents as it may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.    Representations and Warranties of the Seller.  The Seller hereby represents and warrants as follows:

(a)  The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

(b)  The execution, delivery and performance by the Seller of the Transaction Documents and the other documents to be delivered by it hereunder, including the Seller’s use of the proceeds of purchases and reinvestments, (i) are within the Seller’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not contravene (A) the Seller’s certificate of formation or limited liability company agreement, (B) any law, rule or regulation applicable to the Seller, (C) any contractual restriction binding on or affecting the Seller or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the interest created pursuant to this Agreement). Each of the Transaction Documents has been duly executed and delivered by the Seller.

(c)  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents or any other document to be delivered thereunder, except for the filing of UCC financing statements which are referred to therein.

(d)  Each of the Transaction Documents constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

(e)  The opening pro forma balance sheet of the Seller as at December 30, 2002, giving effect to the initial purchase to be made under this Agreement, a copy of which has been furnished to the Agent, fairly presents the financial condition of the Seller as at such date, in accordance with generally accepted accounting principles, and since December 30, 2002 there has been no material adverse change in the business, operations, property or financial or other condition of the Seller.

(f)  There is no pending or threatened action, investigation or proceeding affecting the Seller before any court, governmental agency or arbitrator which is reasonably likely to materially adversely affect the financial condition or operations of the Seller or the ability of the Seller to perform its obligations under the Transaction Documents, or which is reasonably like to affect the legality, validity or enforceability of the Transaction Documents.

(g)  No proceeds of any purchase or reinvestment will be used by the Seller to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h)  Immediately prior to the purchase by the Investors or the Banks, as the case may be, the Seller is the legal and beneficial owner of the Pool Receivables and Related Security free and clear of any Adverse Claim; upon each purchase or reinvestment, the Investors or the Banks, as the case may be, shall acquire a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto. No effective financing statement or other instrument similar in effect covering any Contract (under which Pool Receivables arise, except with respect to any Contract to the extent that Contract is identified in Schedule III) or any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Agent relating to this Agreement and those filed by the Seller pursuant to the Originator Purchase Agreement. Each Receivable characterized in any Seller Report or other written statement made by or on behalf of the Seller as an Eligible Receivable or as included in the Net Receivables

Pool Balance is, as of the date of such Seller Report or other statement, an Eligible Receivable or properly included in the Net Receivables Pool Balance.

(i)  Each Seller Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Agent, the Investors or the Banks in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agent, Investors or the Banks, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(j)  the principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Pool Receivables are located at the address or addresses referred to in Section 5.01(b).

(k)  The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of the Seller at such Lock-Box Banks, are as specified in Schedule I hereto, as such Schedule I may be updated from time to time pursuant to Section 5.01(g). The Lock-Box Accounts are the only accounts into which Collections of Receivables are deposited or remitted.

(l)  Each purchase of a Receivable Interest and each reinvestment of Collections in Pool Receivables will constitute (i) a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended.

(m)  The Seller is not known by and does not use any tradename or doing-business-as name.

(n)  The Seller was formed on December 16, 2002, and the Seller did not engage in any business activities prior to the date of this Agreement. The Seller has no Subsidiaries.

(o)  (i)  The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured, (iii) the Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond the Seller’s abilities to pay such debts and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller’s property would constitute unreasonably small capital.

(p)  With respect to each Pool Receivable, the Seller (i) shall have received such Pool Receivable as a contribution to the capital of the Seller by the Originator or (ii) shall have purchased such Pool Receivable from the Originator in exchange for payment (made by the Seller to the Originator in accordance with the provisions of the Originator Purchase Agreement) of cash, Deferred Purchase Price, or a combination thereof in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by the Originator to the Seller and no such sale is or may be voidable or subject to avoidance under any Section of the Federal Bankruptcy Code.

Section 4.02.    Representations and Warranties of the Collection Agent.  The Collection Agent hereby represents and warrants as follows:

(a)  The Collection Agent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a material adverse effect on (i) the interests of the Investors and the Banks hereunder, (ii) the collectibility of the Receivables Pool, or (iii) the ability of the Collection Agent to perform its obligations hereunder.

(b)  The execution, delivery and performance by the Collection Agent of this Agreement and any other documents to be delivered by it hereunder (i) are within the Collection Agent’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not contravene (A) the Collection Agent’s certificate of formation or limited liability company agreement, (B) any law, rule or regulation applicable to the Collection Agent, (C) any contractual restriction binding on or affecting the Collection Agent or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting the Collection Agent or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties. This Agreement has been duly executed and delivered by the Collection Agent.

(c)  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Collection Agent of this Agreement or any other document to be delivered by it hereunder.

(d)  This Agreement constitutes the legal, valid and binding obligation of the Collection Agent enforceable against the Collection Agent in accordance with its terms.

(e)  The consolidated balance sheets of EDS and its consolidated Subsidiaries as at September 30, 2002, and the related consolidated statement of income and consolidated statement of cash flows of EDS and its consolidated Subsidiaries for the nine months then ended, copies of which have been furnished to the Agent, fairly present the financial condition of EDS and its consolidated Subsidiaries as at such date and the results of the operations of EDS and its consolidated Subsidiaries for the nine month period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since September 30, 2002 there has been no material adverse change in the business, operations, property or financial or other condition of EDS.

(f)  There is no pending or threatened action, investigation or proceeding affecting the Collection Agent or any of its Subsidiaries before any court, governmental agency or arbitrator which is reasonably likely to materially adversely affect the financial condition or operations of the Collection Agent or any of its Subsidiaries or the ability of the Collection Agent to perform its obligations under this

Agreement, or which purports to affect the legality, validity or enforceability of this Agreement.

(g)  On the date of each purchase and reinvestment (and after giving effect thereto), the sum of the Receivable Interests is not greater than the Maximum Purchaser Interest on such date. Each Receivable characterized in any Seller Report as an Eligible Receivable or as included in the Net Receivables Pool Balance is, as of the date of such Seller Report, an Eligible Receivable or properly included in the Net Receivables Pool Balance.

(h)  On each date on which any U.S. Government Receivable is included in the Net Receivables Pool Balance, the Originator or EDS, as the case may be, is not (i) on any list of debarred, suspended or otherwise ineligible contractors issued by the General Services Administration or any other governmental agency, authority or other regulatory body of the United States having authority to issue such a list, (ii) the subject of proceedings under Federal Acquisition Regulation subpart 9.4 or any other provision of applicable law, rule or regulation that could reasonably be expected to lead to Debarment or (iii) on the List of Contractors From Whom Certification is Required pursuant to 32 C.F.R. Part 173 (53 Fed. Reg. 42945) or on any other list of contractors required to provide a special certification in connection with the award of defense contracts.

(i)  At no time shall the outstanding amount of Third Party Payments, the Obligors of which have been instructed to remit payments to any of the Lock-Box Accounts, exceed $15,000,000.

ARTICLE V

COVENANTS

Section 5.01.    Covenants of the Seller.  Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid in full:

(a)  Compliance with Laws, Etc.  The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its limited liability company existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under the Transaction Documents.

(b)  Offices, Records, Name and Organization.  The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Pool Receivables at the address of the Seller set forth under its name on the signature pages to this Agreement or, upon 30 days’ prior written notice to the Agent, at any other locations within the United States. The Seller will not change its name or its state of organization, unless (i) the Seller shall have provided the Agent with at least 30 days’ prior written notice thereof and (ii) no later than the effective date of such change, all actions reasonably requested by the Agent to protect and perfect the interest in the Pool Receivables have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c)  Performance and Compliance with Contracts and Credit and Collection Policy.  The Seller will, at its expense, timely and fully perform and comply in all material respects with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(d)  Sales, Liens, Etc.  Except for the ownership and security interests created hereunder in favor of the Agent, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Seller’s undivided interest in any Pool Receivable, Related Security, related Contract (except to the extent that any part thereof is listed in Schedule III, as amended from time to time in accordance with the definition of the term “Contract” herein) or Collections, or upon or with respect to any account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof.

(e)  Extension or Amendment of Receivables.  Except as provided in Section 6.02(c), the Seller will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition relating to payment terms in any Contract.

(f)  Change in Business or Credit and Collection Policy.  The Seller will not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under this Agreement.

(g)  Change in Payment Instructions to Obligors.  The Seller will not add or terminate any bank or bank account as a Lock-Box Bank or Lock-Box Account from those listed in Schedule I to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller or payments to be made to any Lock-Box Bank, unless the Agent shall have received notice of such addition, termination or change (including an updated Schedule I) and a fully executed Lock-Box Agreement, substantially in the form attached hereto as Annex B-2, with each new Lock-Box Bank or with respect to each new Lock-Box Account.

(h)  Deposits to Lock-Box Accounts.  The Seller will instruct all Obligors to remit all their payments in respect of Receivables to Lock-Box Accounts. If the Seller shall receive any Collections directly, it shall immediately (and in any event within two Business Days) deposit the same to a Lock-Box Account. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables, except that, (i) Third Party Payments may be deposited or credited to the Lock-Box Accounts and (ii) prior to the earlier of March 31, 2003 and the implementation of the redirection of payments described in Section 6.06(c), other cash or cash proceeds which are not Collections of Receivables may be deposited in the Lock-Box Accounts.

(i)  Marking of Records.  At its expense, the Seller will mark its master data processing records evidencing Pool

Receivables with a legend evidencing that Receivable Interests related to such Pool Receivables have been sold in accordance with this Agreement; provided, however, that until September 30, 2003, the Seller may comply with such requirement to mark its records by placing a legend on its general ledger stating that Receivable Interests related to the Pool Receivables have been sold in accordance with the terms of this Agreement.

(j)  Further Assurances.  (i)  The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Agent may reasonably request, to perfect or protect the Receivable Interests purchased under this Agreement, or to enable the Investors, the Banks or the Agent to exercise and enforce their respective rights and remedies under this Agreement.

(ii)  The Seller authorizes the Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pool Receivables and the Related Security and the Collections with respect thereto.

(k)  Reporting Requirements.  The Seller will provide to the Agent (in multiple copies, if requested by the Agent) the following:

(i)  as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of EDS, consolidated balance sheets of EDS and its consolidated Subsidiaries as of the end of such quarter and consolidated statements of income and consolidated statement of cash flows of EDS and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of EDS;

(ii)  as soon as available and in any event within 120 days after the end of each fiscal year of EDS, a copy of the annual report for such year for EDS and its consolidated Subsidiaries, containing consolidated financial statements for such year audited by KPMG LLP or other nationally recognized independent public accountants;

(iii)  as soon as available and in any event within 45 days after the end of each of the first three quarters and within 90 days after the end of the fourth fiscal quarter of each fiscal year of the Seller, a balance sheet of the Seller as of the end of such quarter and a statement of income and statement of cash flows of the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Seller;

(iv)  as soon as possible and in any event within three Business Days after the Seller obtains knowledge of the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(v)  promptly after the sending or filing thereof, copies of all reports that the Originator or EDS sends to any of their security holders, and copies of all Forms 8-K and all periodic reports filed in accordance with Section 13 of the Securities Exchange Act of 1934, as amended, and registration statements that the Originator, EDS or any of their Subsidiaries file with the SEC or any national securities exchange;

(vi)  promptly upon becoming aware thereof, notice of any cancellation or termination for convenience or default of any Approved Government Contract, or the assertion by or on behalf of a U.S. Government Obligor of a dispute that could result in the reduction, cancellation, non-payment or adverse change in the payment terms of the related U.S. Government Receivables;

(vii)  promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which is reasonably likely, in the aggregate, to result in the imposition of liability on the Seller and/or any such Affiliate in excess of $25,000,000;

(viii)  at least 30 days prior to any change in the name or jurisdiction of organization of the Originator or EDS, a notice setting forth the new name or jurisdiction of organization and the effective date thereof;

(ix)  promptly after the Seller obtains knowledge thereof, notice of any “Event of Termination” or “Facility Termination Date” under the Originator Purchase Agreement;

(x)  so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that (i) the Originator has stopped selling or contributing to the Seller, pursuant to the Originator Purchase Agreement, all newly arising Originator Receivables or (ii) EDS has stopped contributing Accounts (as defined in the EDS Contribution Agreement) to EIS pursuant to the EDS Contribution Agreement;

(xi)  at the time of the delivery of the financial statements provided for in clauses (i) and (ii) of this paragraph, a certificate of the chief financial officer or the treasurer of the Seller to the effect that, to the best of such officer’s knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

(xii)  promptly after receipt thereof, copies of all notices received by the Seller from the Originator under the Originator Purchase Agreement; and

(xiii)  such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller as the Agent may from time to time reasonably request.

Reports and financial statements required to be delivered pursuant to clauses (i), (ii) and (v) of this Section 5.01(k) shall be deemed to have been delivered on the date on which EDS posts such reports, or reports containing such financial statements, on EDS’s website on the Internet at www.eds.com or when such reports, or reports containing such financial statements, are posted on the SEC’s website at www.sec.gov; provided that EDS shall deliver paper copies of the reports and financial statements referred to in clauses (i), (ii) and (v) of this Section 5.01(k) to the Agent or any Investor or Bank who requests EDS to deliver such paper copies until written notice to cease delivering paper copies is given by the Agent or such Investor or Bank, as applicable.

(l)  Separateness.  (i)  The Seller shall at all times maintain at least one independent manager who (A) is not currently and has not been during the five years preceding the date of this Agreement an officer, director, manager or employee of an Affiliate of the Seller or any Other Company, (B) is not a current or former officer or employee of the Seller and (C) is not a stockholder or membership interest owner of any Other Company or any of their respective Affiliates.

(ii)  The Seller shall not direct or participate in the management of any of the Other Companies’ operations.

(iii)  The Seller shall conduct its business from an office separate from that of the Other Companies (but which may be located in the same facility as one or more of the Other Companies). The Seller shall have stationery and other business forms and a mailing address and a telephone number separate from that of the Other Companies.

(iv)  The Seller shall at all times be adequately capitalized in light of its contemplated business.

(v)  The Seller shall at all times provide for its own operating expenses and liabilities from its own funds.

(vi)  The Seller shall maintain its assets and transactions separately from those of the Other Companies and reflect such assets and transactions in financial statements separate and distinct from those of the Other Companies and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Companies. The Seller shall hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from the Other Companies. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Companies.

(vii)  The Seller shall not maintain any joint account with any Other Company or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Company.

(viii)  The Seller shall not make any payment or distribution of assets with respect to any obligation of any Other Company or grant an Adverse Claim on any of its assets to secure any obligation of any Other Company.

(ix)  The Seller shall not make loans, advances or otherwise extend credit to any of the Other Companies other than Purchaser Loans on the terms and conditions set forth in the Originator Purchase Agreement.

(x)  The Seller shall hold regular duly noticed meetings of its Board of Managers and make and retain minutes of such meetings.

(xi)  The Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the Other Companies.

(xii)  The Seller shall not engage in any transaction with any of the Other Companies, except as permitted by this Agreement and as contemplated by the Originator Purchase Agreement.

(xiii)  The Seller shall comply with (and cause to be true and correct) each of the facts and assumptions contained in Section I (captioned “Assumptions of Fact”) of the opinion of Hughes & Luce, L.L.P. delivered pursuant to Section 3.01(g) and designated as Annex C to this Agreement.

(m)  Originator Purchase Agreement.  The Seller will not amend, waive or modify any provision of the Originator Purchase Agreement (provided that the Seller may extend the “Facility Termination Date” thereunder without the consent contemplated below) or, after the occurrence of an Event of Termination hereunder, waive the occurrence of any “Event of Termination” under the Originator Purchase Agreement, without in each case the prior written consent of the Agent. The Seller will perform all of its obligations under the Originator Purchase Agreement in all material respects and will enforce the Originator Purchase Agreement in accordance with its terms in all material respects.

(n)  Nature of Business.  The Seller will not engage in any business other than the purchase of Receivables, Related Security and Collections from the Originator and the transactions contemplated by this Agreement. The Seller will not create or form any Subsidiary.

(o)  Mergers, Etc.  The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by this Agreement and the Originator Purchase Agreement.

(p)  Distributions, Etc.  The Seller will not declare or make any distribution of assets, properties, cash, rights, obligations or securities on account of any membership interests of the Seller, or return any capital to its members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any membership interests of the Seller or any warrants, rights or options to acquire any such membership interests, now or hereafter outstanding; provided, however, that the Seller may declare and make cash distributions on its membership interests to its members so long as (i) no Event of Termination shall then exist or would occur as a result thereof, (ii) such distributions are in compliance with all applicable law including the limited liability company law of the state of Seller’s formation, and (iii) such distributions have been approved by all necessary and appropriate limited liability company action of the Seller.

(q)  Debt.  The Seller will not incur any Debt, other than any Debt incurred pursuant to this Agreement and the Deferred Purchase Price.

(r)  Limited Liability Company Agreement.  The Seller will not amend, modify or delete any provision of its limited liability company agreement.

(s)  Tangible Net Worth.  The Seller will maintain Tangible Net Worth at all times equal to at least 3% of the Outstanding Balance of the Receivables at such time.

Section 5.02.    Covenant of the Seller, the Originator and EDS.  Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid in full, each of the Seller, the Originator and EDS will, at their respective expense, from time to time during regular business hours as requested by the Agent, permit the

Agent or its agents or representatives (including independent public accountants, which may be the Seller’s, the Originator’s or EDS’ independent public accountants), (i) no more than once each fiscal year of the Seller (unless an Event of Termination has occurred and is continuing or a deficiency was discovered during the previous audit, in which case such limitation shall not apply), to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Seller, the Originator or EDS, as the case may be, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller, the Originator or EDS, as the case may be, relating to Pool Receivables and the Related Security, and (iii) to visit the offices and properties of the Seller, the Originator or EDS, as the case may be, for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller’s, the Originator’s or EDS’ performance under the Transaction Documents or under the Contracts with any of the officers or employees of the Seller, the Originator or EDS, as the case may be, having knowledge of such matters. In addition, upon the Agent’s request no more than once per year, the Seller will, at its expense, appoint independent public accountants (which may, with the consent of the Agent, be the Seller’s regular independent public accountants), or utilize the Agent’s representatives or auditors, to prepare and deliver to the Agent a written report with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Agent.

Section 5.03.    Compliance with Assignment of Claims Act.  Each of the Originator, EDS and the Seller hereby agrees that from time to time at the request of and in a manner reasonably requested by the Agent, the Originator, EDS or the Seller will, at its expense, execute and deliver all instruments and documents, including without limitation the Assignment of Claims Documents, and take all further action, that may be necessary or that the Agent may reasonably request, in order to obtain any necessary authorization or approval under, or provide any notice required by, the Assignment of Claims Act, in order to protect, perfect or more fully evidence the U.S. Government Receivables purchased by the Investors or the Banks hereunder, or to enable any of them or the Agent to exercise or enforce any of their respective rights hereunder; furthermore, the Originator, EDS and the Seller will, from time to time, upon request by the Agent, promptly provide the Agent with a written report in reasonable detail as to (1) the actions it has taken under this Section 5.03, (2) the authorizations or approvals, if any, that have been obtained or notices, if any, that have been provided and (3) the actions, if any, that have been taken by which governmental Obligors, and as to any other details requested by the Agent.

ARTICLE VI

ADMINISTRATION AND COLLECTION

OF POOL RECEIVABLES

Section 6.01.    Designation of Collection Agent.  The servicing, administration and collection of the Pool Receivables shall be conducted by the Collection Agent so designated hereunder from time to time. Until the Agent gives notice to the Seller of the designation of a new Collection Agent, EIS is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. At any time after the occurrence of an Event of Termination or an Incipient Bankruptcy Event of Termination, the Agent may designate as Collection Agent any Person (including itself) to succeed EIS or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. The Collection Agent may, with the prior consent of the Agent, subcontract with any other Person for the servicing, administration or collection of the Pool Receivables. Any such subcontract shall not affect the Collection Agent’s liability for performance of its duties and obligations pursuant to the terms hereof, and any such subcontract shall automatically terminate upon designation of a successor Collection Agent.

Section 6.02.    Duties of Collection Agent.  (a)  The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Seller and the Agent hereby appoint the Collection Agent, from time to time designated pursuant to Section 6.01, as agent for themselves and for the Investors and the Banks to enforce their respective rights and interests in the Pool Receivables, the Related Security and the Collections with respect thereto. In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in the best interests of the Seller, the Investors and the Banks.

(b)  The Collection Agent shall administer the Collections in accordance with the procedures described in Section 2.04.

(c)  If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, EIS while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Receivable as EIS deems appropriate to maximize Collections thereof, or otherwise amend or modify other terms of any Receivable, provided that the classification of any such Receivable as a Delinquent Receivable or Defaulted Receivable shall not be affected by any such extension.

(d)  The Collection Agent shall hold in trust for the Seller and each Investor and Bank, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables; provided, however, that such documents, instruments and records to be held in trust (i) shall not include Contracts or any part or abstract thereof or any confidential information of the Seller, EDS, the Originator or their Affiliates, but (ii) shall include sufficient information to enable the Agent or a replacement Collection Agent to administer, collect and enforce the Pool Receivables. The Collection Agent shall mark the Seller’s master data processing records evidencing the Pool Receivables with a legend, reasonably acceptable to the Agent, evidencing that Receivable Interests therein have been sold.

(e)  The Collection Agent shall, as soon as practicable following receipt (and, in the case of Third Party Payments, within one Business Day following receipt), turn over to the Person entitled thereto any cash collections or other cash proceeds received with respect to Third Party Payments and any other Receivables not constituting Pool Receivables.

(f)  The Collection Agent shall, from time to time at the request of the Agent, furnish to the Agent (promptly after any such request) a calculation of the amounts set aside for the Investors and the Banks pursuant to Section 2.04.

(g)  On or prior to the tenth Business Day of each month, the Collection Agent shall prepare and forward to the

Agent a Seller Report relating to the Receivable Interests outstanding on the last day of the immediately preceding month.

The Collection Agent shall transmit Seller Reports to the Agent concurrently by facsimile and by electronic mail (each, an “E-Mail Seller Report”). Each E-Mail Seller Report shall be (A) formatted as the Agent may reasonably designate from time to time and (B) sent to the Agent at an electronic mail address designated by the Agent.

Section 6.03.    Certain Rights of the Agent.  (a)  The Agent is authorized at any time to date, and to deliver to the Lock-Box Banks, the Notices of Effectiveness attached to the Lock-Box Agreements. The Seller hereby transfers to the Agent the exclusive ownership and control of the Lock-Box Accounts to which the Obligors of Pool Receivables shall make payments.

(b)  At any time following (x) the designation of a Collection Agent other than EIS pursuant to Section 6.01 or (y) an Event of Termination or an Incipient Bankruptcy Event of Termination which is continuing:

(i)  The Agent may notify the Obligors of Pool Receivables, at the Seller’s expense, of the ownership of Receivable Interests under this Agreement.

(ii)  The Agent may direct the Obligors of Pool Receivables that all payments thereunder be made directly to the Agent or its designee.

(iii)  At the Agent’s request and at the Seller’s expense, the Seller shall notify each Obligor of Pool Receivables of the ownership of Receivable Interests under this Agreement and direct that payments be made directly to the Agent or its designee.

(iv)  At the Agent’s request and at the Seller’s expense, the Seller and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Pool Receivables and Related Security, or that are otherwise necessary or desirable to collect the Pool Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee; provided, however, that such documents, instruments and other records (i) shall not include Contracts or any part or abstract thereof or any confidential information of the Seller, the Originator or any of their Affiliates, but (ii) shall include sufficient information to enable the Agent or a replacement Collection Agent to administer, collect and enforce the Pool Receivables, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Agent or its designee.

(v)  The Seller authorizes the Agent to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Pool Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Pool Receivables and enforcing the Pool Receivables and the Related Security.

Section 6.04.    Rights and Remedies.  (a)  If the Collection Agent fails to perform any of its obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Agent’s reasonable costs and expenses incurred in connection therewith shall be payable by the Collection Agent.

(b)  The Seller, the Originator and EDS shall perform their respective obligations under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests had not been sold, and the exercise by the Agent on behalf of the Investors and the Banks of their rights under this Agreement shall not release the Collection Agent or the Seller from any of their duties or obligations with respect to any Pool Receivables or related Contracts. Neither the Agent, the Investors nor the Banks shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller thereunder.

(c)  In the event of any conflict between the provisions of Article VI of this Agreement and Article VI of the Originator Purchase Agreement, the provisions of Article VI of this Agreement shall control.

Section 6.05.    Further Actions Evidencing Purchases.  Each of the Originator and EDS agrees from time to time, at its expense, to promptly execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Agent may reasonably request, to perfect or protect the Receivable Interests purchased hereunder, or to enable the Investors, the Banks or the Agent to exercise and enforce their respective rights and remedies hereunder; provided, however, that none of the Investors, the Banks and the Agent shall have any rights or remedies regarding the Contracts themselves, except with respect to the right to payment by the Obligors thereunder of the amounts owing to the Originator and/or EDS thereunder with respect to the merchandise sold or services provided to the Obligors thereunder. Without limiting the foregoing, each of the Originator and EDS will (i) upon the request of the Agent, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary, or that the Agent may reasonably request, to perfect or protect such Receivable Interests; and (ii) mark its master data processing records evidencing the Pool Receivables with a legend, reasonably acceptable to the Agent, evidencing that Receivable Interests therein have been sold. Each of the Originator and EDS authorizes the Seller, the Agent or EIS to file financing statements with respect to the Originator Purchase Agreement and the EDS Contribution Agreement as permitted by the UCC.

Section 6.06.    Covenants of the Collection Agent and the Originator.  (a)  Audits.  The Collection Agent will, from time to time during regular business hours as requested by the Agent, permit the Agent, or its agents or representatives (including independent public accountants, which may be the Collection Agent’s independent public accountants), (i) no more than once each fiscal year of the Seller (unless an Event of Termination has occurred and is continuing or a deficiency was discovered during the previous audit, in which case such limitation shall not apply), to conduct periodic audits of the Receivables, the Related Security and the books and records and collections systems of the Collection Agent to the extent that they relate to the Pool Receivables, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Collection Agent relating to Pool Receivables and the Related Security, but not of the Contracts or any part or abstract thereof except as provided in Section 10.06(c), and (iii) to visit the offices and properties of the Collection Agent for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Collection Agent’s performance hereunder with any of the officers or employees of the Collection Agent having knowledge of such matters.

(b)  Change in Credit and Collection Policy.  The Originator and EDS will not make any change in the Credit and Collection Policy that would impair the collectibility of any Pool Receivable or the ability of EIS (if it is acting as Collection Agent) to perform its obligations under this Agreement. In the event that the Collection Agent, the Originator or EDS makes any change to the Credit and Collection Policy, it shall, contemporaneously with such change, provide the Agent with an updated Credit and Collection Policy and a summary of all material changes.

(c)  Redirection of Payments.  The Collection Agent will, no later than March 31, 2003, either (i) instruct all Persons who are remitting payments to the Lock-Box Accounts which are not Collections of Receivables to instead remit such payments to a bank account which is not Lock-Box Account and enter into new Lock-Box Agreements, substantially in the form attached hereto as Annex B-2, with respect to all existing Lock-Box Accounts, or (ii) instruct all Obligors of Pool Receivables to remit their payments to one or more new bank accounts which have been added as Lock-Box Accounts in accordance with Section 5.01(g) and are subject to Lock-Box Agreements substantially in the form attached hereto as Annex B-2. Notwithstanding the foregoing, with respect to Receivables arising pursuant to Contracts under which amounts payable are currently paid by electronic funds transfer directly to the Concentration Account (including such Receivables due from General Motors Corporation and Delphi Automotive Systems Corporation), the Collection Agent will, no later than January 15, 2003, (x) set up a new bank account at JPMorgan Chase Bank in the Seller’s name and (y) instruct each such Obligor to remit its payments with respect to such Receivables to such bank account, and no later than February 28, 2003, enter into a Lock-Box Agreement substantially in the form attached hereto as Annex B-2 with respect to such bank account.

(d)  EDS Contribution Agreement.  The Originator will not amend, waive or modify any provision of the EDS Contribution Agreement without the Agent’s consent, such consent not to be unreasonably withheld (it being agreed that the Agent may reasonably withhold its consent to any amendment, waiver or modification that would adversely affect the collectibility of any Pool Receivable). The Originator will not agree to the removal or inclusion of any agreement as a “Contract” pursuant to the final proviso contained in the definition of “Contract”

in the EDS Contribution Agreement, without the prior written consent of the Agent in each instance. The Originator will perform all of its obligations under the EDS Contribution Agreement in all material respects and will enforce the EDS Contribution Agreement in accordance with its terms in all material respects.

Section 6.07.    Indemnities by the Collection Agent.  Without limiting any other rights that the Agent, any Investor, any Bank, any of their respective Affiliates or any of their respective officers, directors, employees or advisors (each, a “Special Indemnified Party”) may have hereunder or under applicable law, and in consideration of its appointment as Collection Agent, the Collection Agent hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees, but excluding consequential damages incurred by a Special Indemnified Party (it being agreed that consequential damages payable by a Special Indemnified Party to a third party are not excluded)) (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Special Indemnified Party, (b) recourse for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor or (c) any income taxes or any other tax or fee measured by income incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract):

(i)  any representation made or deemed made by the Collection Agent pursuant to Section 4.02(g) hereof which shall have been incorrect in any respect when made or any other representation or warranty or statement made or deemed made by the Collection Agent under or in connection with this Agreement which shall have been incorrect in any material respect when made;

(ii)  the failure by the Collection Agent to comply with any applicable law, rule or regulation with respect to any Pool Receivable or Contract; or the failure of any Pool Receivable or Contract to conform to any such applicable law, rule or regulation;

(iii)  the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

(iv)  any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement;

(v)  the commingling of Collections of Pool Receivables at any time by the Collection Agent with other funds;

(vi)  any action or omission by the Collection Agent (other than an action required by the Transaction Documents) reducing or impairing the rights of the Investors or the Banks with respect to any Pool Receivable or the value of any Pool Receivable;

(vii)  any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable to the Collection Agent hereunder; or

(viii)  any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Collection Agent or its Affiliates in servicing, administering or collecting any Receivable.

Section 6.08.    Procedures When Litigation or Similar Proceedings Involved.  (a)  In case any suit, proceeding or action is brought or any claim is asserted against any Special Indemnified Party (and a claim for indemnification in respect thereof may be made by such Special Indemnified Party against the Collection Agent under Section 6.07 hereof), such Special Indemnified Party shall promptly give notice of such suit, proceeding, action or claim of which it has notice to the Collection Agent; provided, however, that failure of such Special Indemnified Party to give such notice shall not relieve the Collection Agent from any of its obligations under the indemnity herein, except to the extent such failure prejudices the defense of such suit, proceeding or action, or the contest of such claim, by the Collection Agent.

(b)  Following receipt by the Collection Agent of any such notice from a Special Indemnified Party as provided in subSection (a) above, and provided that (i) the Collection Agent shall have acknowledged in writing that, to the extent of the matters of any suit, proceeding, action or other claim for which the Collection Agent wishes to assume the defense as set forth below, Section 6.07 will cover any judgment, settlement, loss, costs or expenses in any suit, proceeding, action or other claim referred to in such notice (provided such acknowledgment shall not be deemed to expand the Collection Agent’s obligations under Section 6.07 hereof), (ii) no Event of Termination or Incipient Event of Termination has occurred and is continuing and (iii) such suit, proceeding, action or other claim does not involve any claim by the Collection Agent against any Special Indemnified Party or any claim by a Special Indemnified Party against the Collection Agent, then the Collection Agent shall be entitled to assume control of and conduct the defense of any or all of the matters involved in such suit, proceeding, action or other claim on behalf of such Special Indemnified Party at the Collection Agent’s own cost and expense with independent counsel reasonably satisfactory to the Agent, and if the Collection Agent shall so assume the defense of any or all of the matters involved in such suit, proceeding, action or other claim, the Collection Agent shall consult with the Agent and such Special Indemnified Party and shall conduct such defense with due diligence and at its own cost and expense. To the extent of the matters for which the Collection Agent has so assumed the defense, any participation in such defense by the Agent or such Special Indemnified Party or any claim by a Special Indemnified Party shall be at their sole cost and expense and not subject to indemnification hereunder. Except as otherwise provided in the preceding sentence, nothing in this subparagraph (b) is intended in any way to diminish the obligation of the Collection Agent to pay promptly on demand the legal fees and expenses of any Special Indemnified Party.

(c)  The Collection Agent shall not be liable for any settlement of or confessions of judgment in any action or proceeding without its consent; provided that if an Event of Termination or Incipient Bankruptcy Event of Termination shall have occurred and be continuing the Special Indemnified Party shall notify the Collection Agent of any proposed settlement but shall not be required to obtain the Collection Agent’s consent.

(d)  The Collection Agent, at its own cost and expense, agrees to assist, at the request of and to the extent reasonably required by the Agent or any Special Indemnified

Party, in any suit, proceeding or other action brought by or against such Special Indemnified Party relating to any of the transactions contemplated by this Agreement or any of the Receivables, Related Security or any related Contracts and as to which the Collection Agent has any indemnification obligations; provided, that in rendering any such assistance, the Collection Agent shall not be obligated to take any action or provide any information to any party if to do so would be reasonably likely to result in a loss of the attorney-client privilege.

ARTICLE VII

EVENTS OF TERMINATION

Section 7.01.    Events of Termination.  If any of the following events (“Events of Termination”) shall occur and be continuing:

(a)  The Collection Agent (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii) or (iii) of this subSection (a)) and such failure shall remain unremedied for five Business Days or (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement (unless such payment became due and payable as a result of a deemed Collection under Section 2.04(e), in which case, such payment is not made within three Business Days after the Seller becomes actually aware of the deemed Collection having occurred) or (iii) shall fail to deliver any Seller Report within one Business Day from the date when required; or

(b)  The Seller shall fail to make any payment required under Section 2.04(e) for a period of three Business Days; or

(c)  Any representation or warranty made or deemed made by the Seller, the Collection Agent, EIS, EDS or EPC (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Seller, the Collection Agent, EIS, EDS or EPC pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered (unless (i) the breach of such representation or warranty arises under the first sentence of Section 4.01(h) and relates solely to specific Pool Receivables in the aggregate amount of not more than $5,000,000 as to which the Investors or the Banks, as the case may be, have not acquired a valid and perfected first priority interest and (ii) the Seller either (A) cures such breach of representation or warranty or (B) pays a deemed Collection on account of such Pool Receivables pursuant to Section 2.04(e)(ii), in each case within two Business Days; or

(d)  The Seller, EPC, the Originator or EDS shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Seller by the Agent; or

(e)  The Seller, EIS, EDS or EPC shall fail to pay any principal of or premium or interest on any of its Debt which, in the case of each of EIS, EDS and EPC, is outstanding in a principal amount of at least $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)  Any purchase or any reinvestment pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto, or the security interest created pursuant to Section 2.11 shall for any reason cease to be a valid and perfected first priority security interest in the collateral security referred to in that section (unless (i) such defect in creation, perfection or priority relates solely to specific Pool Receivables in the aggregate amount of not more than $5,000,000 and (ii) the Seller either (A) cures such defect or (B) pays a deemed Collection on account of such Pool Receivables pursuant to Section 2.04(e)(ii), in each case within two Business Days; or

(g)  The Seller, the Collection Agent, EIS, EDS or EPC shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, the Collection Agent, EIS, EDS or EPC seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, the Collection Agent, EIS, EDS or EPC shall take any corporate or limited liability company action to authorize any of the actions set forth above in this subsection (g); or

(h)  As of the last day of any calendar month, either (i) the average of the Default Ratio for such month and the two immediately preceding months shall exceed 14% or (ii) the average of the Delinquency Ratio for such month and the two immediately preceding months shall exceed 7% or (iii) the Loss-to-Liquidation Ratio shall exceed 1% or (iv) the average of the Dilution Ratio for such month and the two preceding months shall exceed 5%; or

(i)  The sum of the Receivable Interests shall be greater than the Maximum Purchaser Interest for more than one Business Day; or

(j)  There shall have occurred any event which is reasonably likely to materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller or the Collection Agent to collect Pool Receivables or otherwise perform its obligations under this Agreement; or

(k)  An “Event of Termination” or “Facility Termination Date” shall occur under the Originator Purchase

Agreement, or the Originator Purchase Agreement shall cease to be in full force and effect; or

(l)  A default shall occur under the EDS Contribution Agreement, or the EDS Contribution Agreement shall cease to be in full force and effect; or

(m)  The Debt Rating of EDS is below BBB- by S&P or below Baa3 by Moody’s, or is withdrawn or suspended by S&P or Moody’s; or,

(n)  All of the outstanding membership interests of the Seller shall cease to be owned, directly or indirectly, by EDS, or all of the outstanding capital stock or membership interests of EIS or EPC shall cease to be owned, directly or indirectly, by EDS; or

(o)  One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against (i) EDS or any of its U.S. Subsidiaries or any combination thereof or (ii) the Collection Agent or any of its U.S. Subsidiaries or a combination thereof, and the same shall remain undischarged for a period of 90 consecutive days during which execution shall not be effectively stayed, or any action shall be taken by a judgment creditor to attach or levy upon any assets (other than Lock-Box Accounts) of EDS or the Collection Agent or any of their respective U.S. Subsidiaries to enforce any such judgment, which action is not stayed or dismissed within five Business Days after its commencement; or

(p)  (i)  EDS shall fail to make any payment required by either Undertaking which (x) if such failure relates to the Collection Agent’s obligation to remit or deposit funds, shall continue for one Business Day after payment is due, or (y) if such failure relates to any other payment obligation, shall continue for five Business Days after payment is due, or (ii) EDS shall fail to perform or observe any other term, covenant or agreement contained in either Undertaking and any such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Seller by the Agent, or (iii) either Undertaking shall cease to be in full force and effect;

then, and in any such event, any or all of the following actions may be taken by notice to the Seller: (x) the Agent may declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred), (y) the Agent may declare the Commitment Termination Date to have occurred (in which case the Commitment Termination Date shall be deemed to have occurred), and (z) without limiting any right under this Agreement to replace the Collection Agent, the Agent may designate another Person to succeed EIS as the Collection Agent; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date and the Commitment Termination Date shall occur, EIS (if it is then serving as the Collection Agent) shall cease to be the Collection Agent, and the Agent or its designee shall become the Collection Agent. Upon any such declaration or designation or upon such automatic termination, the Investors, the Banks and the Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII

THE AGENT

Section 8.01.    Authorization and Action.  Each Investor and each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

Section 8.02.    Agent’s Reliance, Etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent’s servicing, administering or collecting Pool Receivables as Collection Agent) or any other Transaction Document, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (i) may consult with legal counsel (including counsel for the Seller, the Originator, EDS and the Collection Agent), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Investor or Bank (whether written or oral) and shall not be responsible to any Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller, EIS, EDS or the Collection Agent or to inspect the property (including the books and records) of the Seller, EIS, EDS or the Collection Agent; (iv) shall not be responsible to any Investor or Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.03.    CNAI and Affiliates.  The obligation of Citibank to purchase Receivable Interests under this Agreement may be satisfied by CNAI or any of its Affiliates. With respect to any Receivable Interest or interest therein owned by it, CNAI shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent. CNAI and any of its Affiliates may generally engage in any kind of business with the Seller, the Collection Agent, any Obligor or EDS, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Collection Agent, any Obligor or EDS or any of their respective Affiliates, all as if CNAI were not the Agent and without any duty to account therefor to the Investors or the Banks.

Section 8.04.    Bank’s Purchase Decision.  Each Bank acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.01.    Indemnities by the Seller.  Without limiting any other rights that the Agent, the Investors, the Banks, any of their respective Affiliates or any of their respective officers, directors, employees or advisors (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees, but excluding consequential damages incurred by an Indemnified Party (it being agreed that consequential damages payable by an Indemnified Party to a third party are not excluded)) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the other Transaction Documents or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor or (c) any income taxes or any other tax or fee measured by income incurred by such Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract. Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from any of the following:

(i)  the characterization in any Seller Report or other written statement made by or on behalf of the Seller of any Receivable as an Eligible Receivable or as included in the Net Receivables Pool Balance which, as of the date of such Seller Report or other statement, is not an Eligible Receivable or should not be included in the Net Receivables Pool Balance;

(ii)  any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any of the other

Transaction Documents which shall have been incorrect in any material respect when made;

(iii)  the failure by the Seller, the Originator or EDS to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv)  the failure to vest in the Investors or the Banks, as the case may be, (A) a perfected undivided percentage ownership interest, to the extent of each Receivable Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, or (B) a perfected security interest as provided in Section 2.11, in each case free and clear of any Adverse Claim;

(v)  the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

(vi)  any dispute, claim, offset or defense (including termination for convenience or default by a governmental Obligor, but not including discharge in bankruptcy of an Obligor) of or by the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Collection Agent);

(vii)  any failure of funds or revenues to be set aside or otherwise appropriated for payment of any U.S. Government Receivable arising out of an Approved Government Contract;

(viii)  any failure to obtain any acknowledgment, authorization or approval under, or provide any notice required by, the Assignment of Claims Act with respect to any Approved Government Contract;

(ix)  the sale of any Receivable in violation of applicable laws;

(x)  any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof;

(xi)  any products liability or other claim arising out of or in connection with merchandise or services which are the subject of any Contract;

(xii)  the commingling of Collections of Pool Receivables at any time with other funds;

(xiii)  any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or Related Security or Contract;

(xiv)  any failure of the Seller to comply with its covenants contained in this Agreement or any other Transaction Document; or

(xv)  any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable.

Section 9.02.    Procedures When Litigation or Similar Proceedings Involved.  (a)  In case any suit, proceeding or action is brought or any claim is asserted against any Indemnified Party (and a claim for indemnification in respect thereof may be made by such Indemnified Party against the Seller under Section 9.01 hereof), such Indemnified Party shall promptly give notice of such suit, proceeding, action or claim of which it has notice to the Seller; provided, however, that failure of such Indemnified Party to give such notice shall not relieve the Seller from any of its obligations under the indemnity herein, except to the extent such failure prejudices the defense of such suit, proceeding or action, or the contest of such claim, by the Seller.

(b)  Following receipt by the Seller of any such notice from an Indemnified Party as provided in subsection (a) above, and provided that (i) the Seller shall have acknowledged in writing that, to the extent of the matters of any suit, proceeding, action or other claim for which the Seller wishes to assume the defense as set forth below, Section 9.01 will cover any judgment, settlement, loss, costs or expenses in any suit, proceeding, action or other claim referred to in such notice (provided such acknowledgment shall not be deemed to expand the Seller’s obligations under Section 9.01 hereof), (ii) no Event of Termination or Incipient Event of Termination has occurred and is continuing and (iii) such suit, proceeding, action or other claim does not involve any claim by the Seller against any Indemnified Party or any claim by an Indemnified Party against the Seller, then the Seller shall be entitled to assume control of and conduct the defense of any or all of the matters involved in such suit, proceeding, action or other claim on behalf of such Indemnified Party at the Seller’s own cost and expense with independent counsel reasonably satisfactory to the Agent, and if the Seller shall so assume the defense of any or all of the matters involved in such suit, proceeding, action or other claim, the Seller shall consult with the Agent and such Indemnified Party and shall conduct such defense with due diligence and at its own cost and expense. To the extent of the matters for which the Seller has so assumed the defense, any participation in such defense by the Agent or such Indemnified Party shall be at their sole cost and expense and not subject to indemnification hereunder. Except as otherwise provided in the preceding sentence, nothing in this subparagraph (b) is intended in any way to diminish the obligation of the Seller to pay promptly on demand the legal fees and expenses of any Indemnified Party.

(c)  The Seller shall not be liable for any settlement of or confession of judgment in any action or proceeding without its consent provided that if an Event of Termination or Incipient Bankruptcy Event of Termination shall have occurred and be continuing, the Indemnified Party shall notify the Seller of any proposed settlement but shall not be required to obtain the Seller’s consent.

(d)  The Seller, at its own cost and expense, agrees to assist, at the request of and to the extent reasonably required by the Agent or any Indemnified Party, in any suit, proceeding or other action brought by or against such Indemnified Party relating to any of the transactions contemplated by this Agreement or any of the Receivables,

Related Security or any related Contracts and as to which the Seller has any indemnification obligation; provided, that in rendering any such assistance, the Seller shall not be obligated to take any action or provide any information to any party if to do so would be reasonably likely to result in a loss of the attorney-client privilege.

ARTICLE X

MISCELLANEOUS

Section 10.01.    Amendments, Etc.  No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller, the Originator, EDS or the Collection Agent therefrom shall be effective unless in a writing signed by the Agent, as agent for the Investors and the Banks (and, in the case of any amendment, also signed by the Seller, the Originator and EDS; provided, however, that the signatures of the Seller, the Originator and EDS shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Collection Agent at any time when the Collection Agent is not the Originator or an Affiliate of the Originator or a successor Collection Agent is designated by the Agent pursuant to Section 6.01), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Collection Agent in addition to the Agent, affect the rights or duties of the Collection Agent under this Agreement. No failure on the part of the Investors, the Banks or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 10.02.    Notices, Etc.  All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

Section 10.03.    Assignability.  (a)  This Agreement and the Investors’ rights and obligations herein (including ownership of each Receivable Interest) shall be assignable by the Investors and their successors and assigns (including, without limitation, pursuant to the Asset Purchase Agreement) with the Seller’s consent, which shall not be unreasonably withheld or delayed, provided that Seller’s consent shall not be required (i) if the assignment shall be to an Eligible Assignee pursuant to the Asset Purchase Agreement, which Eligible Assignee either is eligible to deliver the forms required under Section 2.10(d)(i) or is a “United States person” within the meaning of §7701(a)(30) of the Internal Revenue Code of 1986, as amended, (ii) if there shall occur an Event of Termination or (iii) if the assignment shall be to another receivables investment company managed and/or sponsored by Citibank or any of its Affiliates that is a “United States person” within the meaning of §7701(a)(30) of the Internal Revenue Code of 1986, as amended. Each assignor of a Receivable Interest or any interest therein shall notify the Agent and the Seller of any such assignment. Each assignor of a Receivable Interest or any interest therein may, in connection with any such assignment, disclose to the assignee or potential assignee any information relating to the Seller, the Originator or EDS, including the Receivables, furnished to such assignor by or on behalf of the Seller or by the Agent; provided that, prior to any such disclosure, the assignee or potential assignee agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 10.06 hereof.

(b)  Each Bank may assign to any Eligible Assignee, which Eligible Assignee either is eligible to deliver the forms required under Section 2.10(d)(i) or is a “United States person” within the meaning of §7701(a)(30) of the Internal Revenue Code of 1986, as amended, or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests or interests therein owned by it); provided, however, that such assignment shall be limited so that no more than 10 Banks shall be parties to this Agreement, whether initially or by assignment, at any time. The parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance. In addition, Citibank or any of its Affiliates may assign any of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to any Federal Reserve Bank without notice to or consent of the Seller or the Agent.

(c)  This Agreement and the rights and obligations of the Agent herein shall be assignable by the Agent and its successors and assigns.

(d)  The Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

(e)  Each of CAFCO and CIESCO may, without the consent of the Seller, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Receivable Interests); provided that following the sale of a participation under this Agreement (i) the obligations of the applicable Investor shall remain unchanged, (ii) such Investor shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Seller, the Agent, and the Banks shall continue to deal solely and directly with such Investor in connection with such Investor’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which CAFCO or CIESCO sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided that such agreement or instrument may provide that the applicable Investor will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) reduces the amount of Capital or Yield that is payable on account of any Receivable Interest or delays any scheduled date for payment thereof or (ii) reduces any fees payable by the Seller to the Agent (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees. The Seller acknowledges and agrees that CAFCO’s and CIESCO’s source of funds may derive in part from its Participants. Accordingly, references in Sections 2.08, 2.09, 2.10, 6.07, 9.01 and 10.04 and the other terms and provisions of this Agreement and the other Transaction Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to CAFCO or CIESCO shall be deemed also to include those of its Participants; provided that the Seller shall not be required to pay higher costs, taxes, expenses and indemnification amounts pursuant to this sentence than would be required to be paid by the Seller in the absence of the sale of any participation by CAFCO or CIESCO to a Participant as contemplated by this Section 10.03(e). CAFCO, CIESCO or the

Agent may, in connection with any such participation, disclose to Participants and potential Participants any information relating to the Seller, the Originator or EDS, including the Receivables, furnished to CAFCO, CIESCO or the Agent by or on behalf of the Seller; provided that, prior to any such disclosure, such Participant or potential Participant agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 10.06 hereof. Any interest sold by CAFCO or CIESCO to a Bank or its designee under the Asset Purchase Agreement shall not be considered a participation for the purpose of this Section 10.03(e) (and the Bank or its designee shall not be considered a Participant as a result thereof).

(f)  The Agent shall maintain at its address referred to in Section 10.02 of this Agreement a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Investors, the Banks, the Participants, and their respective assignees, the Investor Purchase Limit of each Investor, the percentage of the related Investor’s Receivable Interests held by each Participant, and the Bank Commitment of each Bank, and aggregate outstanding Capital of Receivable Interests or interests therein owned by, each Bank and each Investor from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Originator, the Agent, the Investors, the Participants and the Banks may treat each person whose name is recorded in the Register as a Bank under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, any Investor, any Participant or any Bank at any reasonable time and from time to time upon reasonable prior notice. As between the Seller, on the one hand, and the Investors, the Banks and the Participants, and their respective assignees, on the other hand, no Receivable Interest transfer will be recognized unless reflected in the Register.

Section 10.04.    Costs, Expenses and Taxes.  (a)  In addition to the rights of indemnification granted under Section 9.01 hereof, the Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including reasonable costs of periodic auditing and the other activities contemplated in Section 5.02) of this Agreement, any Asset Purchase Agreement and the other Transaction Documents, including, without limitation, the reasonable fees and out-of-

pocket expenses of one counsel to represent all of the Agent, CNAI, CAFCO, CIESCO, Citibank and their respective Affiliates with respect thereto and with respect to advising the Agent, CNAI, CAFCO, CIESCO, Citibank and their respective Affiliates as to their rights and remedies under this Agreement, and all reasonable costs and expenses, if any (including reasonable fees and expenses of one counsel), of the Agent, CNAI, the Investors, the Banks and their respective Affiliates, in connection with the enforcement of this Agreement and the other Transaction Documents.

(b)  In addition, the Seller shall pay (i) to the extent not included in the calculation of Yield, any and all commissions of placement agents and dealers in respect of Promissory Notes issued to fund the purchase or maintenance of any Receivable Interest, and (ii) any and all costs and expenses of any issuing and paying agent or other Person responsible for the administration of the Promissory Notes programs of CAFCO or CIESCO in connection with the preparation, completion, issuance, delivery or payment of Promissory Notes issued to fund the purchase or maintenance of any Receivable Interest.

(c)  Notwithstanding anything to the contrary set forth in this Agreement, the Seller shall not be required to make any payment pursuant to any provision of this Agreement providing for a payment of an indemnity to indemnify any Affected Person for any tax payable by, assessed to or imposed on that Affected Person unless the Seller is expressly obligated to pay such tax under another provision of this Agreement other than Section 10.04.

Section 10.05.    No Proceedings; Waiver of Consequential Damages.    (a)    Each of the Seller, the Agent, the Collection Agent, the Originator, EDS, each Investor, each Bank, each assignee of a Receivable Interest or any interest therein and each entity which enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against, or join any other Person in instituting against, CAFCO or CIESCO any proceeding of the type referred to in Section 7.01(g) so long as any commercial paper or other senior indebtedness issued by CAFCO or CIESCO shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.

(b)  The Seller, the Originator, EDS and the Collection Agent each agrees that no Indemnified Party shall have any liability to them or any of their securityholders or creditors in connection with this Agreement, the other Transaction Documents or the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

Section 10.06.    Confidentiality.  (a)  The Seller, the Originator, EDS and the Collection Agent each agrees to maintain the confidentiality of this Agreement in communications with third parties and otherwise; provided that this Agreement may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent, (ii) to the legal counsel, auditors and other professional advisers of the Seller, the Originator, EDS and the Collection Agent if they agree to hold it confidential, (iii) to rating agencies rating any securities of the Originator or EDS, (iv) as a part of any filing made with the SEC, including the text of this Agreement as an exhibit to that filing, and (v) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party; and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

(b)  Each Investor, each Bank and the Agent agrees to maintain the confidentiality of all information with respect to the Seller, EIS, EDS, EPC or the Receivables Pool (including the Seller Reports) provided to it pursuant to this Agreement in accordance with the provisions of the Confidentiality Agreement dated October 30, 2002 between EDS and Citibank.

(c)  Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, none of the Agent, the Investors, the Banks and the Participants shall have any right to read, review, obtain a counterpart or copy of, or copy or abstract of any of the provisions of, any Contract; provided, however, that in connection with any effort by the Agent or any Collection Agent (which is not EDS or an Affiliate of EDS) to collect any Defaulted Receivable, the Seller shall obtain from the Originator or EDS, as the case may be, with respect to that Defaulted Receivable and provide to the Agent or such Collection Agent such information concerning the rights and remedies of the Originator or EDS, as the case may be, in connection with the collection of that Defaulted Receivable (which in the case of any Contract that does not contain or impose any limitations on the disclosure, publication, distribution, circulation, copying, abstracting or other dissemination of the Contract and its terms, will include copies of the payment terms or abstracts of the payment terms of that Contract) as shall be necessary for the Agent or such Collection Agent to pursue the collection of that Defaulted Receivable, including to prosecute any legal action to collect that Defaulted Receivable.

Section 10.07.    Tax Treatment.  Notwithstanding anything to the contrary set forth in this Agreement, the parties to this Agreement have structured this Agreement to constitute a financing with the intention that the Receivable Interests will constitute indebtedness for tax purposes; and each Affected Person agrees to recognize and report the Receivable Interests as indebtedness for tax purposes, and to report all receipts and payments relating thereto in a manner that is consistent with such characterization.

Section 10.08.    GOVERNING LAW.  THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE INTERESTS OF THE INVESTORS AND THE BANKS IN THE RECEIVABLES AND THE ORIGINATOR PURCHASE AGREEMENT ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 10.09.    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 10.10.    Survival of Termination.  The provisions of Sections 2.04(b)(i), 2.08, 2.09, 6.07, 9.01, 10.04, 10.05 and 10.06 shall survive any termination of this Agreement.

Section 10.11.    Consent to Jurisdiction.  (a)  Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  Each of the Seller, the Collection Agent, EDS and the Originator consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 10.02. Nothing in this Section 10.11 shall affect the right of the Investors, any Bank or the Agent to serve legal process in any other manner permitted by law.

Section 10.12.    WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.

Section 10.13.    Successors and Assigns.  This Agreement and any amendments hereto shall be binding upon and, to the extent expressly permitted by the provisions hereof, shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	LEGACY RECEIVABLES LLC

	By:	/S/ SCOTT J. KRENZ
Title: Scott J. Krenz, Treasurer
5400 Legacy Drive
H1-3B-45
Plano, Texas 75024
Attention: Anthony C. Glasby
Facsimile No. 972-605-8640

INVESTORS:	CIESCO L.P.

	By:	Citicorp North America, Inc., as Attorney-in-Fact

	By:	/S/ LAIN J. GUTIERREZ
Vice President
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitized Markets
Facsimile No. 914-899-7890

CORPORATE ASSET FUNDING COMPANY, INC.

	By:	Citicorp North America, Inc., as Attorney-in-Fact

	By:	/S/ LAIN J. GUTIERREZ
Vice President
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitized Markets
Facsimile No. 914-899-7890

AGENT:	CITICORP NORTH AMERICA, INC., as Agent

	By:	/S/ LAIN J. GUTIERREZ
Vice President
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitized Markets
Facsimile No. 914-899-7890

BANK:	CITIBANK, N.A.

	By:	/S/ LAIN J. GUTIERREZ
Attorney-in-Fact
Percentage: 100%
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Facsimile No. 914-899-7890

ELECTRONIC DATA SYSTEMS CORPORATION

	By:	/S/ SCOTT J. KRENZ
Title: Scott J. Krenz, Treasurer
5400 Legacy Drive
H1-3A-93
Plano, Texas 75024
Attention: Anthony C. Glasby
Facsimile No. 972-605-8640

ORIGINATOR AND COLLECTION AGENT:	EDS INFORMATION SERVICES L.L.C.

	By:	/S/ SCOTT J. KRENZ
Title: Scott J. Krenz, Treasurer
5400 Legacy Drive
H1-3A-93
Plano, Texas 75024
Attention: Anthony C. Glasby
Facsimile No. 972-605-8640

ANNEX E

[Form of Funds Transfer Letter]

[Letterhead of the Seller]

December     , 2002

Citicorp North America, Inc., as Agent

450 Mamaroneck Avenue

Harrison, New York 10528

Re:    Funds Transfers

Gentlemen:

This letter is the Funds Transfer Letter referred to in Section 2.02(b) of the Receivables Purchase Agreement, dated as of December 27, 2002, as modified, amended or restated from time to time (the “RPA”; terms used in the RPA, unless otherwise defined herein, having the meaning set forth therein) among the undersigned, CIESCO L.P. and Corporate Asset Funding Company, Inc., as the Investors, Citibank, N.A., you, as Agent for the Investors and the Banks, Electronic Data Systems Corporation and EDS Information Services L.L.C.

You are hereby directed to deposit all funds representing amounts paid for Receivable Interests to Account Number 323-396437, at JPMorgan Chase Bank, New York, New York, ABA No. 0210-0002-1.

The provisions of this Letter may not be changed or amended orally, but only by a writing in substantially the form of this letter signed by the undersigned and acknowledged by you.

Very truly yours,

LEGACY RECEIVABLES LLC

By:
Title:

Receipt acknowledged:

CITICORP NORTH AMERICA, INC., as Agent

By:
Vice President

E-1